As filed with the Securities and Exchange Commission on August 1, 1997

                           Registration No. 333-26509

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------
                                AMENDMENT NO. 1
                                       To
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                 (Name of small business issuer in its charter)

          Delaware                         7819                  65-0014636
   (State or jurisdiction       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

      16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 AC(972) 248-1922 (Address and telephone number of registrant's principal executive offices)

   Kevin B. Halter, Jr., 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248
                                AC(972) 248-1922
            (Name, address and telephone number of agent for service)

                                   Copies to:
                        Rudolph L. Ennis, General Counsel
                  Digital Communications Technology Corporation
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248
                                 (972) 248-1922
                                    --------

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                    ---------


                 SUBJECT TO COMPLETION -- DATED August 1, 1997

PROSPECTUS

                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
                  ---------------------------------------------
                     1,047,448 Redeemable Class A Warrants,
                     1,831,190 Redeemable Class B Warrants and
                     2,878,638 Shares of Common Stock

     The Class A Warrants and the Class B Warrants (collectively, the "Warrants") will be issued by Digital Communication Technology Corporation, a Delaware corporation (the "Company" or "DCT") and distributed as a dividend to holders of shares of the Company's common stock, $.0002 par value (the "Common Stock"). Shareholders of record as of April 30, 1997 (the "Record Date") will receive one Class A Warrant for each seven shares of Common Stock held as of the Record Date, and one Class B Warrant for each four shares of Common Stock held as of the Record Date. No fractional Warrants will be issued. The number of Warrants of each class due each holder of Common Stock will be rounded up to the next whole number. The Warrants are transferable separately immediately upon issuance.

     Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.50, subject to adjustment, until the second anniversary of the date of this Prospectus. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00, subject to adjustment, until the third anniversary of the date of this Prospectus. The exercise price of the Warrants bear no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the Common Stock.

     The Warrants are subject to redemption by the Company commencing one year after the date of this Prospectus, at $.01 per Warrant on 30 days' written notice if the closing bid price of the Common Stock for five consecutive trading days, ending within 15 days of the notice of redemption of the Warrants, average in excess of $3.50 per share with respect to the Class A Warrants and $5.00 per share with respect to the Class B Warrants.

     The Common Stock is listed on the American Stock Exchange (the "Amex") under the symbol DCT. The closing sale price of the Common Stock on the Amex on ________, 1997, the date of the last reported sale of the Common Stock, was $__________.
                                   ----------

     Application has been made to list the Warrants on the Amex under the symbols _____ with respect to the Class A Warrants and _____ with respect to the Class B Warrants.
                                   ----------

     On May 20, 1997, the Board of Directors removed Hugh C. Coppen a President and Chief Executive Officer, positions he had held since May 1996. Mr. Coppen also resigned as a director effective May 20, 1997. The causes precipitating Mr. Coppen's removal were the poor results of operations for the quarter ended March 31, 1997, Mr. Coppen's failure to report such results to the Board in a timely manner and his failure to take prompt action to reduce costs in proportion to the reduced revenues experienced. Mr. Coppen was immediately replaced by Clifford E. Patton, an experienced manufacturing executive who had been employed by the Company for four months as a consultant. This change in a key position could have an adverse effect upon the Company's results of operations. See "Risk Factors--Recent Removal of Key Executive."

See "Risk Factors" beginning on page 4 for certain information which should be considered in making an investment decision in securities issued by the Company.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     The Warrants are issued as a dividend to the holders of Common Stock as of the Record Date. It is expected that delivery of the Warrants and the Common Stock registered by the Registration Statement of which this Prospectus is a part will be made at the office of Securities Transfer Corporation, Dallas, Texas, on or about July ___, 1997. Securities Transfer Corporation is the Company's agent (the "Warrant Agent") for the distribution, transfer, exercise and redemption of the Warrants. Securities Transfer Corporation also is the Transfer Agent for the Common Stock.

                 The date of this Prospectus is __________,1997

NO DEALER, SALESMAN OR OTHER REPRESENTATIVE IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH
INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY
JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION
                              ---------------------

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under the File No. 1-13088. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at the following Regional Offices of the Commission:
Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy statements and other information filed electronically with the Commission by the Company, and the address of such Web site is http://www.sec.gov. The Company's Common Stock is listed on the Amex and the reports, proxy statements and other information filed by the Company with the Amex may be inspected at the public reference facilities maintained by the Amex.

     The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                                   THE COMPANY
                                   -----------

     DCT is an integrated communications company, primarily engaged in large quantity duplication of prerecorded videocassettes for customers in the entertainment and a wide range of other industries. The Company also provides mobile satellite uplink services of breaking news stories and of entertainment, sporting and other events for major television networks and news gathering organizations in the United States and internationally. DCT's newest subsidiary, DCT-Internet Corporation, provides professional website design, maintenance and hosting for corporate clients worldwide. The percentage of the Company's revenues for the nine months ended March 31, 1997 for the each of these business segments is as follows: video tape duplication, 98.22%; mobile satellite uplink services, 1.56%; and Internet services, 0.22%.

     DCT, a Delaware corporation, was incorporated on November 12, 1987 under the name MagneTech Corporation as a wholly-owned subsidiary of S.O.I. Industries, Inc. (now Millennia, Inc.). The Company's shareholders changed the name to Digital Communications Technology Corporation on April 29, 1994. DCT's Common Stock has traded on the American Stock Exchange since May 23, 1994. As of June 30, 1997, Millennia, Inc. owned approximately 13% of the Company's issued and outstanding Common Stock. The address of the Company's principal executive office is 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 and its telephone number is (972) 248-1922.


                                  RISK FACTORS
                                  ------------

     Any investment in the securities offered hereby involves a high degree of risk and may result in a loss of the entire amount invested. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth throughout this Prospectus, including the Consolidated Financial Statements and Notes thereto, prior to making an investment in the Company.

Recent Removal of Key Executive
-------------------------------

     On May 20, 1997, the Company's Board of Directors removed Hugh C. Coppen as President and Chief Executive Officer, positions he had held since May 1996. Mr. Coppen also resigned as a Director effective May 20, 1997. The causes precipitating Mr. Coppen's removal were the poor results of operations for the quarter ended March 31, 1997, Mr. Coppen's failure to report such results to the Board in a timely manner and his failure to take prompt action to reduce costs in the face of the reduced revenues experienced throughout the quarter. Mr. Coppen was immediately replaced by Clifford E. Patton, an experienced manufacturing executive who had been employed by the Company for four months as a consultant, directing the relocation of the Company's operations in Indianapolis into new and expanded quarters. Mr. Patton previously was President and Chief Executive Officer of American Quality Manufacturing Corporation from 1994 to 1996, Vice President and General Manager of American Cabinet, Inc. from 1992 to 1994, and General Manager of the Color Tile, Inc. manufacturing plant at Melborn, Arkansas from 1989 to 1993. From 1985 to 1989, Mr. Patton was Vice President and General Manager of the Brinkley Motor Products Division of Franklin Electric Company at Brinkley, Arkansas. See "Directors, Executive Officers, Promoters and Control Persons."

     The Company's future success depends to a significant degree on the continued service of its key personnel and on its ability to attract, motivate and retain highly qualified employees. At this time, the Company is particularly dependent upon the management services of Clifford E. Patton. Mr. Patton does not have an employment agreement with DCT; however, such an agreement may be entered into at some future time. Competition for employees such as Mr. Patton is intense and the process of locating key management and technical personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the servives of key personnel could have a material adverse effect upon the Company's results of operations and, in such an event, there can be no assurance that DCT could find a qualified replacement.

Financial Results for the Quarter Ended March 31, 1997
------------------------------------------------------

     The Company experienced poor results from operations for the most recent fiscal quarter ended March 31, 1997. Net sales for the three months ended March 31, 1997 decreased sharply by approximately 33% in comparison with the prior year. This decline in net sales contributed to operating loses of approximately $921,000 and $307,000 for the quarter and fiscal year to date, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Nine Months Ended March 31, 1997."

     The Company has two video duplicating facilities which differ dramatically in the kind of customer served by each. In its facility in Fort Lauderdale, Florida, the Company handles regional "short run" or low volume duplication onto videocassettes for advertising agencies, television stations, direct selling organizations, educational groups and individuals. See "Business-- Products." The per unit gross margins possible on such low-volume duplicating is much greater than for the mass duplication of videocassettes that occurs at the Company's Indianapolis, Indiana facility.

     After the financial results experienced for the quarter ended March 31, 1997, management significantly downsized its operations at Fort Lauderdale by reducing its labor force from about 70 to approximately 30, consolidating operations from two buildings into a single 10,000 square foot leased building and reducing daily operations from two shifts to one. A buyer has been found for the now vacated 12,000 square foot building in Fort Lauderdale owned by the Company. See "Description of Property." All accounting, electronic data processing and customer service operations were consolidated at the Company's plant in Indianapolis. As a result of these measures, the Fort Lauderdale plant is now operating at a profit, and management projects continued profitability at this plant.

     At its plant in Indianapolis, the Company does high volume videocassette duplicating for its national clients, both sell-through and rental, who can shop across the country, even world-wide, for "best" prices. See "Business--Products." These operations contributed heavily to the overall losses the Company experienced for the quarter ended March 31, 1997. The work force at the plant has been reduced from about 105 in April 1997 to approximately 50 as of July 25, 1997, all working in one shift rather than the two shifts employed before. In addition to seeking new mass-volume customers, management is also offering incentives to current customers to anticipate their future duplicating requirements with current orders so as to increase current cashflows and level out duplicating demand which typically peaks during the fall months. These incentives are expected by management to favorably impact the financial results to be reported for the quarter ending September 30, 1997. There can be no assurance, however, that the actions taken by management will result in profitable operations at Indianapolis or for the Company as a whole. If the Indianapolis plant does not contribute more substantially to the Company's net sales for the balance of the 1997 calendar year, more reductions in force will occur and management may also seek to sell excess manufacturing assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-- Nine Months Ended March 31, 1997--Management's Plans for Addressing Poor Financial Results for the Third Quarter."

Competition
------------

     The business of the Company is highly competitive. All aspects of its business, including price, promptness of service, and product quality are significant competitive factors and the ability of the Company to successfully compete with respect to each factor is material to its profitability. The Company competes with a number of other businesses that have greater financial, technical and human resources. Such companies may develop products or services that may be more effective than the Company's products or services and may be more successful in marketing their products or services than the Company. The Company depends upon its demonstrated ability to provide quality service to its customers in order to be competitive in the market place, although no assurance can be given that the Company will be able to compete successfully. See "Business--Competition," and "Management Discussion and Analysis of Financial Condition and Results of Operations--Other Items."

Rapidly Changing Technology
----------------------------

     Technology in video duplicating equipment is advancing rapidly. The Company is aware that research and development is being conducted both to develop new systems and methods of video reproduction, such as digital variable disc (DVD) technology, and to improve existing ones. There can be no assurance that continued development of and market penetration by DVD technology or new discoveries, or both, will not render the Company's equipment uneconomical or obsolete.

     The Company's future profitability will depend upon its ability to adjust to new developments such as DVD since the Company is not conducting research and development to develop new systems and methods of video reproduction.
Reproduction equipment utilizing DVD technology is readily available from manufacturers thereof, and it is the Company's intent to acquire DVD reproduction capability if and when consumer market penetration of DVD player decks becomes significant. Thus far, consumer sales of DVD player decks in the United States have been numerically insignificant.

Possible Volatility of Stock Price
-----------------------------------

     The Common Stock of DCT is currently traded on the Amex. DCT believes that such factors as quarterly variations in DCT's financial results, announcements regarding the operations of DCT and developments affecting DCT or its markets have historically caused significant fluctuation in the market price of the Common Stock and could continue to do so in the future. In addition, the stock market in general has recently experienced extreme price and volume fluctuations. Some of these fluctuations have been unrelated to the operating performance of DCT. Broad market fluctuations may adversely affect the market price of the Common Stock. See "Market for Common Stock and Related Stockholder Matters" for quarterly high and low sale prices of the Common Stock on the Amex for the past three fiscal years. For the quarter ended June 30, 1997, such high and low prices were $1.13 and $0.56, respectively.


Credit Facility and the Company's Default on Certain of Its Covenants
---------------------------------------------------------------------

     The Company has a credit facility in place with Bank One, N.A. providing for a revolving line of credit, term loans and a long term equipment lease agreement. Under the revolving line of credit, borrowings can be made up to $5,000,000 based on collateral values as determined under the agreement. The term loans consist of a $1,800,000 secured term loan and a capital expenditure term loan facility for up to $1,950,000, based upon 80% of the acquisition costs of new machinery and equipment. The long term lease agreement is collateralized with new equipment in excess of $700,000 in value. The agreement runs through October 31, 1998, is collateralized by accounts receivable, inventory and equipment, and includes interest rates from .25% to .50% above the bank's base rate (closely related to the bank's prime interest rate), which base rate is currently 9% per annum. See "Management's Discussion and Analysis and Results of Operations--Results of Operations--Nine Months Ended March 31, 1997" and "--Capital Resources."

     The agreement contains certain financial performance covenants pertaining to the Company's tangible net worth and tangible leverage and fixed charge coverage ratios. As of March 31, 1997, the Company failed to meet the covenant requirements for tangible net worth and fixed charge coverage ratio. On July 9, 1997, the bank notified the Company that its failure to meet these covenant requirements constitute events of default under the agreement. Until these events of default are cured or waived, the bank has determined to not make any further advances under the capital expenditure term loan and to not make any overadvances under the remaining facilities until the Company has submitted a business recovery plan acceptable to the bank. Meanwhile, the bank, under the terms of the agreement, has begun charging a default interest rate of 13% per annum on all outstanding obligations under the facility.

     The Company is endeavoring to obtain the bank's acceptance of a recovery plan and is currently reporting to the bank on a monthly basis its performance under the financial covenants. The Company is involved in ongoing, frequent discussions with the bank seeking either an amendment to the agreement with respect to the financial performance covenants or a waiver of the default that has occurred. There can be no assurance that the Company will be able to secure either an amendment to the agreement or a waiver of the default. There can be no assurances that the Company will be able to meet financial performance covenants under the agreement in the future or that this credit facility could be replaced with another, if terminated. See "Management's Discussion and Analysis and Results of Operations--Results of Operations--Nine Months Ended March 31, 1997" and "--Capital Resources."

Concentration of Customers
---------------------------

     During the year ended June 30, 1996, DCT's largest customer, Madacy Music Group, accounted for 17.6% of its sales. As of June 30, 1997, that entity remains a customer of DCT. As is customary in the industry, DCT does not have long-term supply contracts with its customers. The loss of any of these customers could have a material adverse effect on the Company See "Business-- Customers".


Requirements  for  Continued  Listing  on  the  Amex;   Disclosure  Relating  to
-------------------------------------------------------------------------------
Low-Priced Stocks
------------------

     Under the rules for continued listing on the Amex, a company must maintain certain minimum requirements. The Amex will consider suspending dealings and delisting the Common Stock if, among other things, (i) the number of shares of Common Stock outstanding (exclusive of certain affiliates and concentrated holdings) is less than 200,000, (ii) the number of round lot stockholders of record is less than 300, or (iii) the aggregate market value of the Common Stock is less than $1,000,000. Failure of the Company to meet the maintenance requirements of the Amex could result in the Common Stock being delisted from the Amex. The Common Stock would then be traded on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc., which is generally considered to be a less efficient market than the Amex. The Company is in no danger of being delisted and has no reason to believe that the Company will be delisted from the Amex.

     In  addition,  if the  Company's  securities  are  delisted,  they would be subject to Rule 15c2-6 promulgated under the Exchange Act that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their securities in the secondary market. The delisting from the Amex may also cause a decline in share price, loss of news coverage of the Company, and difficulty in obtaining subsequent financing.

     The Commission has also recently adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined in such regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. One exception is for stocks listed on certain exchanges, such as the Amex. For any transaction involving a penny stock, unless exempt, the rules would require the delivery prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure would also have to be made about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and its presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account together with information on the limited market in penny stocks.

Anti-Takeover Provisions
-------------------------

     The Company's Certificate of Incorporation contains a provision authorizing the issue of "blank check" preferred stock. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Such provisions could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquired from making a tender offer or otherwise attempting to obtain control of the Company. See "Description of Securities--Preferred Stock."

Lack of Cash Dividends
-----------------------

     At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of cash dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay cash dividends and there can be no assurance such dividends will be paid in the future. See "Dividend Policy" and "Market for Common Stock and Related Stockholder Matters."

Potential Acquisitions of Business Enterprises
-----------------------------------------------

     Although no specific acquisitions are currently contemplated, the Company may achieve growth through acquisitions of existing business enterprises in the future. The Company does not plan to limit such potential acquisitions to any particular industry. Accordingly, there can be no assurance that the Company can integrate such businesses into its operations or that it can operate such businesses on a profitable basis in the future. In addition, there can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms, or that such acquisitions will result in profitable operations in the future. In addition, many of the Company's acquisitions are structured as stock exchanges. Fluctuations in the Common Stock may have an adverse effect on the Company's ability to make additional acquisitions. See " -- Possible Volatility of Stock Price" and "Market for Common Stock and Related Stockholder Matters."

Potential Adverse Effect of Fluctuations in Prices and Supplies of Raw Materials
-------------------------------------------------------------------------------
Upon Operations
----------------

     DCT is dependent upon outside suppliers for all of its raw material needs and, therefore, is subject to fluctuations in prices of raw materials. In particular, DCT's results of operations are affected significantly by increases in the prices of empty videocassettes ("shells") and bulk quantities of blank videotape ("pancakes"). DCT buys its raw materials at market-based prices from numerous independent suppliers. Prices of videocassettes and videotape can be adversely affected by the price of materials from which they are manufactured, such as, among other things, polystyrene resins, which are a major material used in the manufacturing of shells. No assurances can be given that prices will not increase significantly in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fiscal year 1995" and "--Other Matters," and see "Business--Raw Material and Manufacturing."

Arbitrary  Determination  of Exercise  and  Redemption  Prices;  No Assurance of
-------------------------------------------------------------------------------
Public Market for the Warrants
-------------------------------

     The exercise and redemption prices and other terms of the Warrants have been arbitrarily set by the Company. The exercise prices of the Warrants should not be construed to imply or predict any increase in the market price of the Common Stock. The exercise prices of the Warrants are substantially higher than the price at which the Common Stock is currently trading or has traded in the recent past on the Amex. See "Market for Common Stock and Related Stockholder Matters." There is no assurance that the Common Stock will ever trade above the exercise prices of the Warrants during the exercise periods and, thus, it may remain in the warrantholders' best interests to never exercise the Warrants. At the expiration of their respective exercise periods, unexercised Class A and Class B Warrants become null and void and of no value whatsoever. See "Description of Securities--Warrants---Exercise Periods, Prices and Terms." The Company may only redeem each class of Warrants should the Common Stock closing bid price on the Amex exceed the exercise price of each class of Warrants for five (5) consecutive trading days. There is no requirement that the Company ever redeem the Warrants. The redemption price for all Warrants, if and when redeemed, is $.01 each. See "Description of Securities--Warrants--Redemption Provisions."

     The Class A and Class B Warrants are transferable separately immediately upon issuance. Although the Company has applied to list the Warrants separately on the Amex, no assurance can be given that an active trading market for the Warrants will develop following their distribution to DCT's Common Stock holders or, if developed, that it will be sustained over the exercise periods of the Warrants. See "Description of Securities--Warrants--Transfer, Exchange and Exercise."

Current  Prospectus and State "Blue Sky"  Registration or Exemption  Required to
-------------------------------------------------------------------------------
Exercise the Warrants
---------------------

In addition to the terms under which the Warrants are issued (See "Description of Securities--Warrants"), holders of the Warrants will have the right to sell the Warrants or to exercise the Warrants to purchase Common Stock only if the Warrants and the Common Stock underlying the Warrants qualify for sale under state securities laws or are exempt from qualification under applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside and there is available a current Prospectus permitting the sale of the Warrants and the Common Stock underlying the Warrants. The Company has undertaken and intends to use reasonable efforts to keep current a prospectus which will permit the sale of the Warrants and the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. The Company is not required to qualify for sale the Warrants or the Common Stock in any state. The Warrants and the underlying Common Stock may lose some or all of their value if a prospectus covering the Warrants and the underlying Common Stock is not kept effective or if the Warrants and the underlying Common Stock are not, or cannot be, qualified in an applicable state.

                                 USE OF PROCEEDS

     The Warrants are issued as a dividend to the holders of the Company's Common Stock and for which the Company will receive no proceeds. DCT will realize the exercise price for the Common Stock if and when the Warrants are exercised by the warrantholders. Any net proceeds derived from the exercise of the Warrants will be added to working capital for general corporate purposes.

     The Company's issuance of the Warrants is intended by the Board of Directors and management to immediately increase shareholder value by providing to the Company's shareholders as of the Record Date Warrants separately tradeable from the Company's Common Stock and, over the three years following the date of this Prospectus, reward the holders of Common Stock as of the Record Date who retain the Warrants should the market price for the Common Stock return to historical levels. See "Market for Common Stock and Related Stockholder Matters."

                                 DIVIDEND POLICY

     The Company currently intends to retain all earnings to finance the development and expansion of its operations. The Company does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including but not limited to the Company's results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware law, as well as restrictive financial covenants in the Company's existing and future credit agreements.

                            DESCRIPTION OF SECURITIES
Warrants
---------

     The following is a brief summary of the material provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and Securities Transfer Corporation (the "Warrant Agent"). A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."



Exercise Periods, Prices and Terms

     Each Class A Warrant entitles the holder thereof to purchase at any time over a two year period commencing on the Effective Date of the Registration Statement of which this Prospectus is a part, one share of Common Stock at a price of $3.50, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. Each Class B Warrant entitles the holder thereof to purchase at any time over a three year period commencing on the Effective Date of the Registration Statement of which this Prospectus is a part, one share of Common Stock at a price of $5.00, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate, in whole or in part, representing the Warrant (the "Warrant Certificate") to the Warrant Agent, with the Election to Purchase Form on the reverse side of the Warrant Certificate properly completed and executed, together with payment of the exercise price. Each Warrant may be exercised at the applicable exercise price until the expiration of the Warrant. No fractional shares of Common Stock will be issued upon exercise of the Warrants. Upon expiration, the Warrants become null and void and of no value.

     The exercise price of the Warrants bear no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the Common Stock.

Adjustments

     The exercise price and the number of shares of Common Stock purchaseable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by the holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrant. No adjustment will be made until the cumulative adjustments in the exercise price per share amount to $.25 or more. No adjustment to the number of shares and exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to the Company's 1990 Employee Stock Option Plan or other employee benefit plans of the Company, or upon exercise of the Warrants or any other option or warrant outstanding as of the Effective Date of the Registration Statement of which this Prospectus is a part.

Redemption Provisions

     Commencing one year from the Effective Date of the Registration Statement of which this Prospectus is a part, the Warrants are subject to redemption at $.01 per Warrant on 30 days' prior written notice to the warrantholders if the closing bid price of the Common Stock as reported by the Amex averages in excess of $3.50 per share as to the Class A Warrants and $5.00 per share as to the Class B Warrants for a period of five consecutive trading days ending within 15 days of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and its holder will be entitled only to the redemption price. Since it is the Company's present intention to exercise such right, warrantholders should presume that the Company would call the Warrants for redemption if such criteria are met.

Transfer, Exchange and Exercise

     The Warrants are immediately and separately tradeable upon issuance. The Warrants are in registered, certificate form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date or redemption date. Upon exercise, the Warrants become null and void and of no value. Although the Company has applied to list the Class A Warrants and Class B Warrants separately on the Amex, no assurance can be given that an active trading market for the Warrants will develop following their distribution to DCT's Common Stock holders or, if developed, that it will be sustained over the exercise periods of the Warrants.

Modification of Warrant

     The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. No other modifications may be made to the Warrants without the consent of the majority of the warrantholders. Modification of the number of securities purchaseable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant.

Warrantholder not a Shareholder

     The Warrants do not confer upon holders any voting, dividend or any other rights as stockholders of the Company.

Warrant Agent

     The Warrant Agent for the registration, distribution, transfer, exercise and redemption of the Warrants is Securities Transfer Corporation. See "Plan of Distribution."

Common Stock
-------------

     The authorized capital stock of the Company includes 25,000,000 shares of Common Stock, $.0002 par value, all of the same class. The following is a summary of the material terms of the Common Stock and is qualified in all respects by reference to the Delaware General Corporation Law and to the Company's Certificate of Incorporation, and Certificates of Amendments thereto, which have been filed with the Commission and are incorporated by reference into the Registration Statement of which this Prospectus is a part. See "Available Information."

     As of June 30, 1997, 7,315,022 shares of Common Stock were outstanding, held of record by 571 shareholders. DCT believes that approximately 1,885 additional holders of Common Stock are represented in Common Stock certificates held in "street names" in brokerage accounts. The holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and such voting rights are non-cumulative. There are no preemptive rights associated with any of the shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Warrants offered by the Company hereby when issued will be, fully paid and nonassessable.

Stock Options for Common Stock
-------------------------------

     As of the Effective Date of the Registration Statement of which this Prospectus is a part, the Company had outstanding 271,625 stock options under its 1990 Employees' Stock Option Plan. Each outstanding stock option entitles the holder to purchase one share of Common Stock at exercise prices ranging from $1.00 to $3.44. All of these outstanding stock options are presently exercisable for a period of five years from the date of issuance, and all will expire by their terms on January 12, 2001 or before. 9,370 options remain reserved for future issuance under the 1990 Employee Stock Option Plan. See "Executive Compensation--1990 Employees' Stock Option Plan."

     On April 2, 1996, the Company entered into agreements with three management employees whereby the Company would issue to such employees a number of incentive stock options based upon the Company's income before taxes for the year ended June 30, 1997. Two of the employees, Hugh C. Coppen and Robert A. Byrne, Jr., have left the Company and will receive no incentive stock options under their agreements with the Company. Under the agreement with Jim Weinberg, he will receive 50,000 incentive stock options which will vest as of June 30, 1997 and be exercisable for a period of five years. Each of these incentive stock options will entitle Mr. Weinberg to purchase one share of Common Stock at an exercise price of $2.00.See "Executive Compensation--Incentive Stock Options."

      All shares of Common Stock issued pursuant to exercise of stock options under the Company's 1990 Employee Stock Option Plan and under the three agreements with management employees are not registered securities under the Securities Act, and the Company has no present intention of registering such securities under the Securities Act, making the sale of such Common Stock subject to strictures imposed by Rule 144 under the Securities Act.

Preferred Stock
----------------

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, $.00001 par value. The following is a summary of the material terms of the Preferred Stock and is qualified in all respects by reference to the Delaware General Corporation Law and to the Company's Certificate of Incorporation, and Certificates of Amendments and Certificate of Designations thereto, which have been filed with the Commission and are incorporated by reference into the Registration Statement of which this Prospectus is a part. See "Available Information."


     Preferred Stock may be issued by the Company with such designations, rights and preferences as may be determined from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

     On May 6, 1996, the Company issued and sold 100,000 shares of Series A Convertible Preferred Stock in a private placement. The holder of the shares of Series A Preferred Stock, pursuant to the designated terms for such stock, has converted all shares of the series into 968,430 shares of Common Stock at an average per share conversion price of $1.08.

     No shares of Preferred Stock are currently outstanding, and the Company has no present intention to issue any shares of its Preferred Stock.

Transfer Agent and Registrar
-----------------------------
     The Transfer Agent and Registrar for the Common Stock is Securities Transfer Corporation.
                              PLAN OF DISTRIBUTION

     The Company is issuing the Warrants as a dividend to holders of its Common Stock. Common Stock holders of record as of the Record Date, April 30, 1997, will receive one Class A Warrant for each seven shares of Common Stock held as of the Record Date and one Class B Warrant for each four shares of Common Stock held as of the Record Date. No fractional warrants will be issued as the number of Warrants of each class due each holder of Common Stock will be rounded up to the nearest whole number.

     The Warrants will be distributed in certificate form to the holders of Common Stock by the Warrant Agent as soon as practicable after the date of this Prospectus. The address of the Warrant Agent is: Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248. The telephone number for the Warrant Agent is (972) 447-9890, and the facsimile number for the Warrant Agent is (972) 248-4797.

     The Common Stock underlying the Warrants will be sold by the Company and distributed by the Warrant Agent to warrantholders upon exercise pursuant to instructions contained in the Warrant Certificates.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Common Stock has been listed on the Amex since May 23, 1994 under the symbol DCT. The following table sets forth the high and low sales prices of the Common Stock on the Amex for the periods indicated.

                                            High                Low
                                            ----                ---
         Fiscal 1995:
         ------------

      First Quarter                        $3.94                $2.19
      Second Quarter                        3.94                 2.19
      Third Quarter                         2.75                 1.75
      Fourth Quarter                        2.25                 1.25

         Fiscal 1996:
         ------------

      First Quarter                        $1.79                $1.25
      Second Quarter                        1.56                 1.00
      Third Quarter                         4.38                 1.06
      Fourth Quarter                        3.94                 1.81

         Fiscal 1997
         -----------

      First Quarter                        $2.63                $1.25
      Second Quarter                        1.56                 1.13
      Third Quarter                         1.50                 0.94
      Fourth Quarter                        1.13                 0.56

     On June 30, 1997, the closing price of the Common Stock was $0.69 per share. On June 30, 1997, there were 571 stockholders of record of the Common
Stock.  Additionally,   the  Company  believes  there  are  approximately  1,885
additional beneficial holders of the Common Stock held in brokerage accounts.



     The Company currently intends to retain all earnings, if any, to finance the development and expansion of its operations. The Company does not anticipate paying cash dividends on its shares of Common Stock in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including but not limited to the Company's results of operations, financial condition, business opportunities and capital requirements. The payment of dividends will also be subject to the requirements of Delaware law, as well as restrictive financial covenants in the Company's existing and future credit agreements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations
----------------------

Nine Months Ended March 31, 1997
--------------------------------

Overview

     Digital Communications Technology Corporation ("the Company") experienced a significant drop in net sales for the quarter, but was still above prior year levels for the nine month period ended March 31, 1997. Net sales for the three months ended March 31, 1997 decreased approximately 33%, while net sales for the nine month period ended March 31, 1997 increased approximately 3% in comparison to the respective periods of the prior year. The large operating loss for the quarter also produced an operating loss for the nine months ended March 31, 1997. Increases in cost of goods sold and general and administrative expenses contributed to the operating losses.

Liquidity

     The Company utilized approximately $1,733,000 and $536,000 in cash from operating activities for the nine months ended March 31, 1997 and 1996, respectively. The Company's operating cash position is due primarily to the large decrease in accounts payable and an increase in accounts receivable which was partially offset by a decrease in the level of inventory.

     Accounts payable decreased approximately $2,270,000 for the nine months ended March 31, 1997 as compared to a decrease of approximately $1,001,000 for the same period ended March 31, 1996. The decrease in accounts payable in the current period is due primarily to the decline in raw material purchases which is a result of the declining sales volume.

     Accounts receivable increased approximately $661,000 from the balance at June 30, 1996, while the Company's accounts receivable collection period (measuring how quickly, on average, the Company collects its accounts receivable) increased from approximately 61 days at June 30, 1996 to approximately 65 days at March 31, 1997. The slight increase in the collection period can be attributed to slower payments from some of the Company's customers. However, the collection period for the nine months represents a dramatic improvement from the 85 day period for the six month period ended December 31, 1996. Management will continue to focus on this area to improve credit and collections efforts, although there can be no assurances that these efforts will be successful.

     Overall inventory levels declined by $692,000 from June 30, 1996 to March 31, 1997. The reduction is primarily due to the decrease in sales volume that has slowed the level of raw material purchases. Management has been successful in its efforts to ensure that the least amount of operating cash is invested in inventory by insisting that shipments of raw materials are made on a just-in-time basis. Inventory levels, particularly in the work-in-process and finished goods categories, will fluctuate somewhat depending on the size and number of video tape duplicating orders processed at any given time. Typically, the Company does not stock significant quantities of finished products, shipping orders immediately upon completion.

     Approximately $187,000 in net cash was used in investing activities for the nine month period ended March 31, 1997 as compared to approximately $2,072,000 in cash provided by investing activities for the corresponding period of the prior year. The primary reason for this change in position is the increase in capital expenditures in the current period. See"-- Capital Resources".

     The Company utilized its line of credit to provide approximately $1,080,000 for working capital needs during the nine months ended March 31, 1997 and repaid approximately $225,000 in long-term debt. Management intends to selectively utilize its line of credit to fund working capital requirements when needed.

     During the nine month period ended March 31, 1997, the Company's cash needs were met primarily through operations and draws on the Company's line of credit. This line of credit facility allows the Company to borrow funds up to a certain collateral base, not to exceed $5,000,000. The collateral base is comprised of a fixed percentage of eligible accounts receivable and inventory, as defined in the credit agreement. As of March 31, 1997 the collateral base was approximately $3,370,000. This left approximately $470,000 of available funds for working capital needs.

     The Company anticipates that it will continue to utilize the line of credit to fund working capital needs over the next twelve months. Predicted increases in sales should provide the additional collateral base necessary. Long term capital requirements are anticipated to be met through separate financing/leasing arrangements as necessary. However, should the Company experience a cash shortfall in the future, proceeds from the Company's marketable securities portfolio can be utilized.

     In addition, the Company has additional debt with bank in the form of two term loans. The first is a $1,800,000 term loan that is amortized over five years and a $1,950.000 capital expenditure line of credit that is also amortized over five years. Only $200,000 was drawn upon the capital expenditure line of credit as of March 31, 1997. Both of these facilities are collateralized by equipment.

     All facilities with the bank contain certain financial performance covenants including tangible net worth and tangible leverage and fixed charge coverage ratios. As of March 31, 1997 the Company failed to meet the covenant requirements for the tangible net worth and the fixed charge coverage ratios. There can be no assurances that the Company will be able to meet future financial performance covenants or that this credit facility could be replaced with another, if terminated. The Company is currently reporting the financial performance covenants on a monthly basis and is involved in ongoing, frequent discussions with the bank to either cure any events of non-compliance or obtain a waiver of the covenants. See "Risk Factors--Credit Facility and the Company's Default on Certain of Its Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources."

     The negative cash balance at March 31, 1997 is the result of a controlled disbursement account that was initiated with the new financing relationship with Bank One. This type of account will always have a negative balance as checks are not cleared or funded until the day they are presented to the bank. As such, the account will normally have a negative book balance and a zero or slightly positive bank balance.

Capital Resources

     The Company invested approximately $1,089,000 in equipment and leasehold improvements for the nine month period ended March 31, 1997. These larger capital outlays related primarily to expenditures for duplication, loading, packaging, and leasehold improvements at both the Company's Indianapolis and Ft. Lauderdale facilities. The Company recently announced the expansion and relocation of the entire Indianapolis facility into a new 172,000 square foot building. The Indianapolis plant is scheduled to open in June with an increased capacity of approximately 20%. The new facility layout is designed to optimize process flow, to reduce product handling and to minimize the total cycle time of productions from order entry to delivery. In addition, the Company intends to make capital expenditures in excess of $2,000,000 in the coming fiscal year. These anticipated expenditures include the acquisition of duplication, packaging and distribution equipment that may be required to meet future demand. Any such expenditures, if necessary, would be financed through operations and separate financing/leasing arrangements. There can be no assurances, however, that the Company will actually incur these budgeted expenditures.

Results of Operations

     Overall growth in the Company's target markets led to continued sales growth of approximately 3% in the current fiscal year to date. Net sales of $19,796,000 for the nine month period ended March 31, 1997 were the highest in the Company's history, compared with $19,212,000 for the same period last year. However, net sales for the three months ended March 31, 1997 decreased sharply by approximately 33% to $3,981,000, down from $5,930,000, the highest ever sales for the quarter in the same period ended March 31, 1996. The significant sales decrease in the quarter ended March 31, 1997 can be attributed to an industry wide decline in the quarter that is the result of a severe retail backlog caused by the closure of many stores in several large retail chains. Product from these chain stores went back into the market, providing other chains with the opportunity to buy distressed merchandise at significantly reduced cost, and thus slowing further the third fiscal quarter sales which are traditionally very slow. At the same time, other chains achieved sharp, margin-driven reductions in inventory levels by reducing in store quantities and by returning significant amounts of unsold product to their vendors, our customers. In addition, releases of theatrical product into video outlets lacked any real hits to draw people into retail, and generally mild winter weather across the country reduced rental and sell-through activity. It is important to note that the decline in sales volume is not attributable to a loss of any major accounts to competitors, nor have any of the Company's key customers gone out of business. The industry consensus is that the first few months of 1997 have been significantly slower than expected.

     Operating profit also fell sharply, declining from a profit of approximately $397,000 (6.7% of net sales) to a loss of approximately $921,000 (-23.1% of net sales) for the three months ended March 31, 1996 and 1997, respectively. A lesser decline was experienced for the nine months ended March 31, 1997 as operating profit for this period declined from a profit of approximately $1,202,000 (6.3% of net sales) in the previous year to a loss of $307,000 (-1.6% of net sales). Approximately $98,000 of the total operating loss (31.9%) for the nine months ended March 31, 1997 is attributable to losses from one of the Company's subsidiaries, DCT-Internet Corporation ("DCTI"). DCTI has experienced start up losses in its first year of operation as sales have not yet covered its operating expenses. The Company fully anticipates that DCTI's sales will continue to increase and that DCTI will provide operating profit for the Company by the end of the calendar year. There can be no assurances, however, that actual results will meet these projections. The remaining decline for the Company is due to increases in cost of goods sold as a percentage of sales and general and administrative expenses.

     Cost of goods sold, as a percentage of sales, increased to 82% for the nine months ended March 31, 1997 as compared to 77% for the nine months ended March 31, 1996. The increased cost of goods sold is directly attributable to increased usage of temporary labor and the cost of offloading excess production volumes to other duplicators during the first and second fiscal quarters. Use of these outside sources was unavoidable in order to complete customer orders that exceeded existing capacity at both facilities. The lack of sufficient capacity was due to severely limited space in the current buildings and unexpected delays in the installation of new equipment. Management has already taken the steps necessary to provide for the increase in sales volume by providing for new duplication and packaging equipment. In addition, due to the fixed nature of several direct overhead components, particularly depreciation, the cost of goods sold percentage will increase in periods where sales severely decline - such as the third quarter of fiscal 1997. Management recognizes that cost containment through efficiency gains and productivity improvements is essential to the Company's continued profitable growth and will continue to implement actions to improve the Company's performance in this area. There can be no assurances, however, that any such actions will be successful.

     Selling expenses as a percentage of net sales increased slightly from 4.5% to 4.8% for the nine months ended March 31, 1996 and 1997, respectively. The increase is due to sales commissions paid.

     General and administrative expenses increased for the nine months ended March 31, 1997 to approximately $1,804,000 (9.1% of net sales) as compared to approximately $1,368,000 (7.1%) for the corresponding period of the prior year. The increase in the percentage of general and administrative expenses to net sales is attributable to salary increases and additional legal fees incurred in connection with the shareholder derivative lawsuit.

     The Company realized income from securities transactions of approximately $99,000 for the nine months ended March 31, 1997 as compared to approximately $368,000 for the corresponding period of the prior year. The gains were from investment transactions associated with the Company's marketable securities portfolio. The Company invests funds in equity securities, mainly listed on the New York and American Stock Exchanges, and by policy, limits the amount of exposure in any one equity investment. Such investments are continually monitored to reduce the risk of any adverse stock market volatility. Cash not invested in securities is placed on account with brokerage firms, which is swept daily into a federally insured money market account, or placed on account with a federally insured national bank.

     Interest expense decreased sharply from approximately $530,000 to $318,000 for the nine months ended March 31, 1996 and 1997, respectively and from approximately $150,000 to $106,000 for the three months ended March 31, 1996 and 1997, respectively. This decrease is due to reduced borrowings on the Company's line of credit and the lack of interest expense related to any borrowings from the Company's marketable securities portfolio.

     During June 1995, the Company's management decided to discontinue the operations of Tapes Unlimited, Inc. (TU). Management believed that the cost of maintaining the TU subsidiary outweighed the benefits provided to the Company. The effect on net income of the operations of TU is segregated on the face of the income statement as discontinued operations, and totaled approximately $95,000 net of income taxes, for the six months ended December 31, 1995. Although all operations at TU have ceased, certain collection efforts are still conducted by the Company on behalf of TU. These efforts, along with debt forgiveness resulting from settlements with TU creditors, resulted in recoveries which is reflected, net of related expenses, in the income from discontinued operations for the nine months ended March 31, 1996. Such efforts are still ongoing, but did not produce significant recoveries for the nine months ended March 31, 1997.

Management's Plans for Addressing Financial Results for the Third Quarter
-------------------------------------------------------------------------

     The Company's two video duplicating facilities differ dramatically in the kind of customer served by each. At its Fort Lauderdale, Florida facility, the Company handles regional "short run" or low volume duplication onto videocassettes for advertising agencies, television stations, direct selling organizations, educational groups and individuals. See "Business--Products." The gross margins possible on such low-volume duplicating is much greater than for the mass duplication of videocassettes that occurs at the Company's Indianapolis, Indiana facility.

     After the financial results experienced for the quarter ended March 31, 1997, management significantly downsized its operations at Fort Lauderdale by reducing its labor force from about 70 to approximately 30, consolidating operations from two buildings into a single 10,000 square foot leased building and reducing daily operations from two shifts to one. The Company has entered into a contract to sell the now vacated 12,000 square foot building owned in Fort Lauderdale, and the closing on this sale is expected to occur before September 30, 1997. See "Description of Property." All accounting, electronic data processing and customer service operations were consolidated at the Company's plant in Indianapolis. As a result of these measures, the Fort Lauderdale plant is now operating at a profit, and management projects continued profitability at this plant.

     At its plant in Indianapolis, the Company does high volume videocassette duplicating for its national clients, both sell-through and rental, who can shop across the country, even world-wide, for "best" prices. See "Business--Products." These operations contributed heavily to the overall losses the Company experienced for the quarter ended March 31, 1997. Even with the consolidation at Indianapolis of all of the Company's accounting, electronic data processing and customer service operations, the work force at the plant has been reduced from about 105 in April 1997 to approximately 50 as of July 25, 1997, all working in one shift rather than the two shifts employed before. In addition to seeking new mass-volume customers, management is also offering incentives to current customers to anticipate their future duplicating requirements with current orders so as to increase current cashflows and level out duplicating demand which typically peaks during the fall months. These incentives are expected by management to favorably impact the financial results to be reported for the quarter ending September 30, 1997. There can be no assurance, however, that the actions taken by management will result in profitable operations at Indianapolis or for the Company as a whole. If the Indianapolis plant does not contribute more substantially to the Company's net sales for the balance of the 1997 calendar year, more reductions in force will occur and management may also seek to sell excess manufacturing assets.


Fiscal Year 1996
-----------------

     The Company's sales continued to grow with a 19% increase over the previous year. However, the Company experienced a decline in operating profits from approximately $811,000 to $428,000 for the years ended June 30, 1995 and 1996, respectively. Increased operating costs, primarily related to increased cost of goods sold, caused the lower operating results. These increased operating costs were partially offset by decreases in interest expense and income from the discontinued operations of Tapes Unlimited, Inc. ( TU").

     Overall growth in the Company's target markets and overall growth in demand for video tapes throughout the industry led to continued sales growth. Net sales increased approximately 19% from $20,894,000 to $24,807,000 for the years ended June 30, 1995 and 1996, respectively. Significant sales increases were experienced primarily in the Company's third and fourth fiscal quarters. This sales growth was due to the expansion of the Company's fulfillment services along with expanded orders from existing customers as the Company's reputation for providing quality products grew. As in the prior fiscal years, management's focus on the "retail-sell-through market" also contributed to the overall sales growth.

     The Company's sales to the retail-sell-through market focuses on sales of pre-recorded video tapes which are sold at the retail level. The Company's customer base has become increasingly dominated by the companies which distribute these pre-recorded videos to the retail-sell-through market, and through investment in high-speed equipment optimally suited to the production of extended play programming, management has positioned the Company to capitalize on this portion of the video industry. Fulfillment services utilize the Company's ability to prepare packages that include other promotional material and packaging, along with the video tape. After assembly, these packages are then sent to multiple consumer or retail destinations as stipulated by the Company's customers. Management hopes to increase sales in this market segment by continuing to reorganize the facilities and by building a reputation for quality and reliability in the industry.

     Operating profit did not keep pace with the increased sales, declining from approximately $811,000 (3.9% of net sales) to $428,000 (1.7% of net sales) for the years ended June 30, 1995 and 1996, respectively. The decline in operating profit was due to increases in cost of goods sold.

     Cost of goods sold as a percentage of sales increased to 82% for the year ended June 30, 1996 as compared to 77% for the year ended June 30, 1995. The increased cost of goods sold was related primarily to the sale of reworkable inventory in the fourth fiscal quarter. Management decided to sell an excess accumulation of reworkable inventory in order to provide needed warehouse space and improve operating cash flow in anticipation of peak season demand in the fall. In the past, sufficient profit margins had existed which supported the labor required to rework this product and restore it to its full, saleable condition. This decision had a negative impact on operating profits (approximately 3%) since previous unit costs exceeded the resale market prices. In addition, pricing pressures in the market have continued to restrict profit margins. Management will continue to focus on cost containment, especially in labor and overhead costs, to ensure more efficiency is obtained and thereby reducing the cost per unit as sales volumes increase. Management is also continuously exploring alternative sources for its raw materials to reduce material costs.

     General and administrative expenses decreased slightly for the year ended June 30, 1996. As a percentage of net sales, these expenses decreased from approximately 9% to 7% for the year ended June 30, 1995 and 1996, respectively. This decrease was due primarily to the lack of a large provision for doubtful accounts as experienced in the previous year. In addition, management fees previously paid to Millennia were discontinued in December 1995. The significant decrease was partially offset in the year by substantial increases in legal and professional expenses and an increase in officers and management salaries. Legal fees were incurred in connection with the shareholder derivative lawsuit. See "Legal Proceedings". Other professional fees were incurred in connection with the upgrade of the Company's existing computer system.

     Selling expenses increased in direct proportion to the increase in net sales for the year ended June 30, 1996. As a percentage of net sales, selling costs remained consistent at approximately 4.9% for the years ended June 30, 1995 and 1996.

     Interest expense decreased from approximately $700,000 to $640,000 for the years ended June 30, 1995 and 1996, respectively. This decrease was due to repayments made on the Company's line of credit. The reduction was partially offset by margin interest paid in connection with the Company's marketable securities portfolio.

     The Company realized income from securities transactions of approximately $361,000 for the year ended June 30, 1996 as compared to approximately $513,000 for the year ended June 30, 1995. The gains were from investment transactions associated with the Company's marketable securities portfolio. At June 30, 1996 two equity investments accounted for approximately 67% of the total investments. Such investments are continually monitored to reduce the risk of any adverse stock market volatility.

Liquidity
----------

     The Company provided approximately $2,280,000 in cash from operating activities for the year ended June 30, 1996 as compared to approximately $109,000 in cash used by operating activities for the year ended June 30, 1995. The change in the Company's operating cash position was due primarily to the significant decrease in the level of inventory. In addition, net income of approximately $223,000 during the year ended June 30, 1996 contributed to cash as compared to the net loss generated in the year ended June 30, 1995 of approximately $282,000. Other items that affected cash from operating activities for the year ended June 30, 1996 were changes in accounts receivable, accounts payable and prepaid expenses.

     Overall inventory levels decreased approximately 29% from June 30, 1995 to June 30, 1996. The raw materials component of inventory dropped by 37% while the work-in-process and finished goods components remained relatively consistent. The large decrease in raw materials was due to the focus of management to ensure that the least amount of operating cash was invested in inventory by insisting that shipments of raw materials were made on a just-in-time basis and by minimizing the amount of raw materials purchased. In addition, during the fourth quarter of fiscal year 1996, management decided to sell off an excess accumulation of reworkable inventory in order to provide needed warehouse space and improve operating cash flow in anticipation of peak season demand in the fall. In the past, sufficient profit margins had existed which supported the labor required to rework this product and restore it to its full, saleable condition. This decision had a negative impact on operating profits (approximately 3%) since previous unit costs exceeded the resale market prices.

     The decreased inventory level and the higher net sales contributed to an improved inventory turnover rate that increased from 5.2 times for the year ended June 30, 1995 to 5.9 times for the year ended June 30, 1996. Inventory levels, particularly in the work-in-process and finished goods categories, will fluctuate somewhat depending on the size and number of video tape duplicating orders processed at any given time. Typically, the Company does not stock significant quantities of finished products, shipping orders immediately upon completion.

     Accounts receivable decreased approximately $76,000 for the year ended June 30, 1996 as compared to an increase of approximately $891,000 for the year ended June 30, 1995. The Company's accounts receivable collection period (measuring how quickly, on average, the Company collects its accounts receivable) decreased from approximately 74 days at June 30, 1995 to approximately 61 days at June 30, 1996. The decrease is due primarily to the write-off of significant accounts in 1996 that were previously reserved in the year ended June 30, 1995. The above write-off, improved collection efforts, and the lack of any large delinquent accounts allowed the Company to decrease its allowance for doubtful accounts from approximately $1,065,000 to $414,000 as of June 30, 1995 and 1996, respectively. Despite the improved collection periods, the Company continued to receive competitive pressures from its customers to grant longer payment terms. Management will continue to monitor collections and outstanding accounts receivable to ensure timely collection.

     Accounts payable increased approximately $867,000 for the year ended June 30, 1996 as compared to an increase of approximately $404,000 for the year ended June 30, 1995. The increase was due primarily to the growth in sales volume that has dictated additional raw material, equipment and supply purchases. In addition, reductions in the outstanding balance on the revolving line of credit have contributed to the increase.

     Prepaid expenses and other current assets increased approximately $269,000 for the year ended June 30, 1996 as compared to an increase of approximately $314,000 for the year ended June 30, 1995. The increase is primarily related to income tax receivables based on anticipated refunds due to the Company's net taxable loss in the current year.

     Approximately $34,000 was provided by investing activities for the year ended June 30, 1996 as compared to the use of approximately $2,005,000 for the year ended June 30, 1995. The primary sources of funds were an approximate $188,000 decrease in loans receivable from affiliate companies and an approximate $1,120,000 decrease in the Company's marketable securities portfolio.

     The Company utilized approximately $2,215,000 to reduce its indebtedness on its credit line agreement during the year ended June 30, 1996 and repaid approximately $778,000 in long term debt. In addition, approximately $79,000 in cash was generated in 1996 from issuances of Common Stock in connection with bonuses and other employee compensation. On May 6, 1996 the Company generated $930,000 with the sale of 100,000 shares of Series A Convertible Preferred Stock in a private placement. The Series A Convertible Preferred Stock was convertible into the Company's Common Stock at a 20% discount to the market price at the date of conversion. All Series A Convertible Preferred Stock has been converted to Common Stock. See "Description of Securities--Preferred Stock."

     Management intends to selectively utilize its line of credit to fund capital expenditures and inventory purchases when needed, and expects to reduce the amount outstanding on the line of credit as collections on sales are received. During the year ended June 30, 1996, the Company's cash needs were met primarily through operations. Long-term liquidity needs are anticipated to be met through sales growth and separate financing arrangements. Management anticipates that it will continue to meet most obligations as they come due, and no vendor/supplier problems are expected.

Capital Resources
------------------

     The Company invested approximately $1,388,000 in equipment and leasehold improvements for the year ended June 30, 1996. Expenditures during the year consisted primarily of the following: a high speed video duplication system at the Company's Ft. Lauderdale facility (subsequently relocated to the Indianapolis facility), and factory upgrades for all nine high-speed duplicators located in Indianapolis. These upgrade kits increased the output yield of the equipment by 45%. These expenditures were financed through operations and borrowings on the Company's line of credit.

     The Company plans to continue to expand its current operating facilities at both the Indianapolis and Ft. Lauderdale facilities in order to continue to meet the volume demands of its sales growth. The capital expansion has included the acquisition of 482 real-time duplicators in the Ft. Lauderdale facility and the purchase of additional tape loading and high-speed automatic packaging equipment is planned.

     On November 6, 1996 the Company signed a new credit agreement with Bank One, N.A. ( Bank") which replaced the existing facility with NBD Bank. The financing consists of a revolving line of credit, term loans and a long term lease agreement. Under the revolving line of credit, borrowings can be made up to $5,000,000 based upon collateral values as determined under the agreement. The term loans consist of a $1,800,000 secured term loan and a capital expenditure term loan facility for up to $1,950,000, based upon 80% of the acquisition costs of new machinery and equipment. The long term lease agreement is collateralized with new equipment in excess of $700,000 in value. All borrowings are collateralized by accounts receivable, inventory and equipment. The facility has a two year term and includes interest rates at .25% and .50% above the Bank's base rate (closely related to the Bank's prime interest rate), which base rate is currently 9% per annum.

     The agreement contains certain financial performance covenants pertaining to the Company's tangible net worth and tangible leverage and fixed charge coverage ratios. As of March 31, 1997, the Company failed to meet the covenant requirements for tangible net worth and fixed charge coverage ratio. On July 9, 1997, the bank notified the Company that its failure to meet these covenant requirements constitute events of default under the agreement. Until these events of default are cured or waived, the bank has determined to not make any further advances under the capital expenditure term loan and to not make any overadvances under the remaining facilities until the Company has submitted a business recovery plan acceptable to the bank. Meanwhile, the bank, under the terms of the agreement, has begun charging a default interest rate of 13% per annum on all outstanding obligations under the facility.

     The Company is endeavoring to obtain the bank's acceptance of a recovery plan and is currently reporting to the bank on a monthly basis its performance under the financial covenants. The Company is involved in ongoing, frequent discussions with the bank seeking either an amendment to the agreement with respect to the financial performance covenants or a waiver of the default that has occurred. There can be no assurance that the Company will be able to secure either an amendment to the agreement or a waiver of the default. There can be no assurances that the Company will be able to meet financial performance covenants under the agreement in the future or that this credit facility could be replaced with another, if terminated.

Other Items
-----------

     The costs of the Company's products are subject to inflationary pressures and commodity price fluctuations. In addition, the Company from time to time experiences increases in cost of materials and labor, as well as other manufacturing and operating expenses. The Company's ability to pass along such increased costs through increased prices has been difficult due to competitive pressures. The Company attempts to minimize the effects of inflation on its operations by controlling these costs.

     The  Company's  sales  levels  generally  follow  the   retail-sell-through
markets, which typically peak in the fall and early winter months as retail demand and holiday orders are met. The Company has attempted to mitigate this seasonality by increasing sales efforts to lower volume, but higher margin, customers such as those involved with corporate communication duplication and the video rental market. Finally, management intends to focus its marketing efforts toward the direct marketing industry to help mitigate the seasonality of the retail-sell-through markets. Even by utilizing these techniques, sales levels are still expected to be lower in the spring and summer months.

    Statement of Financial Accounting Standards ( SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," is effective for fiscal years beginning after December 15, 1995. This statement requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The effect of this pronouncement is not expected to have a material impact on the financial position and results of operations of the Company.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation" is effective for transactions entered into in fiscal years that begin after December 15, 1995. This pronouncement established financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require companies to recognize expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. Companies that choose not to adopt the new fair value accounting rules will be required to disclose pro forma net income and earnings per share under the new method. The Company anticipates adopting the disclosure provisions of SFAS No. 123, however, the effect of adopting this pronouncement is not expected to have a material effect on the financial position and results of operations of the Company.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (FAS 128). FAS 128 specifies new standards designed to improve the EPS information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision, and
(c) revising the contingent share provisions and the supplemental EPS data requirements. FAS 128 also makes a number of changes to existing disclosure requirements. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not yet determined the impact of the implementation of FAS 128.

                                    BUSINESS
General
--------

     DCT incorporated in the State of Delaware on November 12, 1987. The address of the Company's principal executive office is 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 and its telephone number is (972) 248-1922.

Products
---------

     The Company is an integrated video communications company which offers video tape duplication and satellite communications services. The video tape duplication market is defined by (i) the use or application of the product and
(ii) the method by which the  product is  distributed.

     Once solely confined to entertainment uses, video tapes are finding a broader range of uses as communication devices. These uses include direct marketing, product instruction, education and employee/stockholder communications.

     Method of distribution further defines the home video business as one market. While the video rental business buys tapes from duplicators. "Sell-through," the business of selling, rather than or in addition to renting videos, is another market. Sell-through is generally used for products expected to be used more than once. Many of the tape uses noted above are distributed via sell-through. Further definition of markets by distribution are as follows:

          * "Catalog" which refers to special interest programming of which expected low volumes cannot support more costly methods of distribution.

          * "Advertising and Direct Mail" in which tapes are used as sales tools, similar to written materials.

          * "Direct Response" in which tapes are used for instruction or motivation in the use of equipment. Exercise equipment is a well-known example.

          * "Corporate" in which tapes are used for employee communication, sales training, and other functional purposes.

The Company offers its reproduction services to entertainment companies and a wide range of industrial customers, including advertising agencies, direct selling organizations and educational groups throughout the United States, Canada and Latin America. The Company's satellite operation consists of one mobile KU band unit which is capable of transmitting live or pre-recorded programming from any location to commercial satellites. The Company's satellite customers include local, network and cable television operators, primarily in the Southeastern United States.

Customers
----------

     During the year ended June 30, 1996, the Company's largest customer, Madacy Entertainment Group, accounted for approximately 17.6% of its sales. During the year ended June 30, 1995, two of the Company's largest customers, Madacy Entertainment Group and Atlantic Recording Corporation, accounted for 16.3% and 12% respectively, of its sales.

Raw Materials and Manufacturing
--------------------------------

     The Company purchases bulk quantities of videotape ( pancake") and empty video cassettes ( shells") for its reproduction business from several manufacturers at market prices in the United States and the Pacific Rim. The videotape and video cassettes are readily available on the open market. The majority of the Company's video duplication equipment is manufactured by several major manufacturers in Japan and purchased from domestic distributors. The equipment utilized in the Company's satellite broadcasting business includes one KU band broadcasting truck, cameras, generators, telephonic equipment and transmitters.

     The Company purchases its materials and equipment from several major manufacturers and believes that the loss of any of its suppliers or manufacturers would not have an adverse material effect on the Company's business, financial condition and results of operations.

Properties
-----------

     The Company duplicates videotapes at two facilities, one located in Ft. Lauderdale, Florida and one located in Indianapolis, Indiana. The Ft. Lauderdale facility, which is made up of two adjacent buildings and covers a total of approximately 22,000 square feet, is a real-time duplication facility with the capacity to duplicate an average of approximately 15,000 videos per day. The current Indianapolis facility, which covers approximately 172,000 square feet, is a new, automated, state of the art, high-speed duplication facility with the capacity to duplicate 120,000 videos per day. The layout of this new facility is designed to optimize process flow, to reduce product handling and to minimize the total cycle time of productions from order entry to delivery.


Competition
------------
     The Company's industry is highly competitive. There are other commercial video duplicating and satellite broadcasting companies which compete with the Company and have greater financial resources and sales volume than the Company. The Company depends upon its ability to provide quality services at competitive prices to its customers in order to be competitive.


Employees
----------

     As of June 30, 1997, the Company had a total of approximately 80 employees. None of the employees are represented by a labor union, and the Company believes that it has good relations with its employees.

                             DESCRIPTION OF PROPERTY

         Set forth below is certain information with respect to the Company's principal properties. The Company believes that all of these properties are adequately insured, in good condition and suitable for the uses described below.

                                                      Approximate Sum       Owned/
      Location                   Primary Use           (Square Feet)        Leased       Lease Expiration
Date
------------------------      ----------------------   -------------        ----------   -----------------
Ft. Lauderdale, Florida      Duplication & Office         10.000            Leased           August 2000
Ft. Lauderdale, Florida      Warehouse                    12,000             Owned (1)
Indianapolis, Indiana        Duplication & Warehouse     172,000            Leased           May    2007



     (1) The Company purchased this facility on March 31, 1992 for a purchase price of $398,000. On June 27, 1997, the Company entered into an agreement to sell this facility for $525,000, and closing on the sale is expected to occur by September 30, 1997. The mortgage balance on this property is approximately $250,000.


                                LEGAL PROCEEDINGS

     The Company may from time to time be party to various legal actions arising during the ordinary course of its business. In addition, the Company is currently involved in the following litigation:


     On March 4, 1996, Richard Abrons, allegedly on behalf of the Company, and Adrian Jacoby, allegedly on behalf of an affiliate company, Millennia, Inc., formerly known as S.O.I. Industries, Inc. ("Millennia"), brought a purported shareholder derivative lawsuit against the Company's board of directors - Kevin
B. Halter, Kevin B. Halter, Jr., Gary C. Evans and James Smith - as well as Halter Capital Corporation and Securities Transfer Corporation. In addition, the Company and Millennia have been joined as "nominal defendants." In the lawsuit, the plaintiffs have alleged breaches of fiduciary duty, fraud, and violations of state securities laws. The plaintiffs seek unspecified actual and exemplary damages, a constructive trust against the assets of the defendants and an accounting of the affairs of the defendants with respect to their dealings with the Company and Millennia. In addition, the plaintiffs have requested a temporary injunction and the appointment of a receiver for the Company and Millennia.

     In 1995, Halter Capital Corporation ("HCC"), in which Kevin B. Halter and Kevin B. Halter, Jr. (the "Halters") are principals, negotiated the satisfaction of $1,217,000 in debt owed to creditors by Millennia's subsidiary, American Quality Manufacturing Corporation ("AQM," since sold). The Halters are also officers and directors of Millennia. HCC satisfied these debts by transferring, in the aggregate, 1,659,000 shares of Millennia common stock it owned to the creditors. To repay HCC for the AQM indebtedness HCC paid, Millennia transferred to HCC 1,622,000 shares of DCT Common Stock it held as an investment. With the payment of DCT Common Stock to HCC and the salaries or other compensation received from Millennia by the Halters, Mr. Evans and Mr. Smith, plaintiffs assert that each breached their duties of loyalty, usurped corporate opportunities and committed gross mismanagement by wrongfully using Millennia and DCT as instruments for their own and HCC's pecuniary gain to the detriment of Millennia, DCT and their shareholders. If any damages are ultimately awarded to the plaintiffs, those damages will be on behalf of, and for the benefit of, the Company and all of its shareholders. If they are successful, the plaintiffs may recover certain attorney's fees and costs. This case is entitled Richard Abrons et al v. Kevin B. Halter et al, Cause No. 96-02169-G, in the 134th Judicial District, Dallas County, Texas. Even though the Company is a nominal defendant in the lawsuit, the Plaintiffs have not sought to recover any damages against the Company. In this type of lawsuit, the Company is joined as a procedural matter to make it a party to the lawsuit.

     All of the defendants have answered and denied the allegations contained in the plaintiffs' Petition. A certain amount of discovery has been conducted by both plaintiffs and defendants. All of the defendants deny all of the material allegations and claims in the Petition, dispute the plaintiffs' contention that it is a proper shareholder derivative action, deny that the plaintiffs have the right to pursue this lawsuit on behalf of the Company and Millennia and are vigorously defending the lawsuit. In addition, the defendants have filed counterclaims against the plaintiffs and third party actions against Blake Beckham, Attorney at Law, Beckham & Thomas, L.L.P., Sanford Whitman, the former CFO of the Company and Jack D. Brown Jr., the former President of the Company, seeking damages in excess of $50 million. In its counterclaim, the Company has asserted that the filing of this lawsuit and the temporary restraining order the plaintiffs caused to be issued in the case resulted in damages to the Company. However, the Company does not believe that the lawsuit will have any further material impact on the operations or financial condition of the Company. Discovery is continuing and the matter has not been set for trial.

     In February 1996, Convention Tapes International, Inc., a Florida corporation, filed a civil action in the Circuit Court of the 11th Judicial Circuit for Dade County, Florida, against Tapes Unlimited, Inc. and MagneTech Corporation for damages "in excess of $50,000" allegedly resulting from breach of contract and warranty, and fraudulent inducement and/or negligent misrepresentation on the part of Tapes Unlimited. MagneTech Corporation is the previous name of the Company, and Tapes Unlimited was an Orlando, Florida subsidiary of the Company from March 1994 until Tapes Unlimited was dissolved in October 1995. Tapes Unlimited ceased operations in June 1995. MagneTech Corporation is a named defendant against whom plaintiff asserts vicarious or successor liability for its alleged damages, claiming that Tapes Unlimited was the "alter ego" or "mere instrumentality" of MagneTech.

     Upon motion of the defendants, in July 1996 the civil action was transferred to the Circuit Court in Orange County, Florida, Case No. CI96-5851.

     As best the Company has been able to determine, in February 1995 Tapes Unlimited duplicated certain videotapes for plaintiff from videotape masters provided by plaintiff. Plaintiff alleges that the duplicates delivered by Tapes Unlimited contained, in part, extraneous and pornographic material which casused plaintiff to lose the business of a certain account, as well as the prospective business of other, unspecified persons. The plaintiff has since ceased doing business.

     The Company currently has pending a motion to dismiss the matter and, therefore, has not filed a substantive response to plaintiff's complaint. Minimal discovery and some settlement discussions occurred in summer of 1996. Until the court rules on the Company's motion to dismiss, it is uncertain whether the Company must even defend the action. Even assuming that the motion to dismiss is denied, the validity or depth of the claim is unknown to the Company. Similarly, the probability of judgment, if any, and the potential range of monetary award thereon, cannot be evaluated until substantive, formal discovery is undertaken. Meanwhile, the Company intends to vigorously defend this matter, procedurally and substantively.

     The Company does not believe that it is currently involved in any pending actions that will have a material adverse effect on its business, financial condition and results of operations.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information about the executive officers and directors of the Company.

    Name                 Age                   Position
    ----                 ---                   --------

Clifford E. Patton       52      President and Chief Executive Officer
Kevin B. Halter          61      Chairman of the Board of Directors
Jim Weinberg             41      Chief Operating Officer
Douglas L. Miller        31      Vice President and Chief Financial Officer
Kevin B. Halter, Jr.     36      Vice President, Secretary and Director
Gary C. Evans            40      Director
James Smith              60      Director
Don R. Benton            66      Director

Set forth below is a description of the backgrounds of the executive officers and directors of the Company.

     Clifford E. Patton has served as President and Chief Executive Officer of the Company since May 1997. Mr. Patton has been in manufacturing management more than 12 years. Immediately prior to being named President and Chief Executive Officer, Mr. Patton had been employed by the Company for four months as a consultant, directing the relocation of the Company's operations in Indianapolis into new and expanded quarters. From 1994 to 1996, he served as President and Chief Executive Officer of American Quality Manufacturing Corporation. From 1992 to 1994, Mr. Patton was Vice President and General Manager of American Cabinet, Inc. and, from 1989 to 1992, he was General Manager of the Color Tile, Inc. manufacturing plant in Melborn, Arkansas. From 1985 to 1989, Mr. Patton was Vice President and General Manager of the Brinkley Motor Products Division of Franklin Electric Company at Brinkley, Arkansas.


     Kevin B. Halter has served as Chairman of the Board of DCT since June 28, 1994 and as Vice Chairman of the Board of DCT from February 1994 to June 1994. Mr. Halter served as Chief Executive Officer of DCT from June 1994 to May 1996. Mr. Halter has served as President, Chief Executive Officer and Chairman of the Board of Millennia since June 28, 1994. Mr. Halter also served as Vice Chairman of the Board of Millennia from January 1994 to June 28, 1994. Mr. Halter also served as Chairman of the Board of Directors of American Quality Manufacturing ("AQM") Corporation until September 1996. In addition, Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation ("HCC"), a privately-held investment and consulting company, since 1987. From 1987 until October 1992, Mr. Halter was a director and officer of Halter Venture Corporation, a publicly-held company then based in Dallas, Texas. Mr. Halter is the father of Kevin B. Halter, Jr.


     Jim Weinberg has served as Chief Operating Officer since May 1997, a position he also held with the Company from April 1996 to March 1997. A co-founder of the Company in 1987, Mr. Weinberg served as its Executive Vice President until March 1996. Between March and May 1997, Mr. Weinberg was President of Millennia Entertainment, Inc. From 1978 to 1987, Mr. Weinberg was owner of Television Services, Inc., a video production company specializing in national television commercials and sporting events.



     Douglas L. Miller has served as Vice President and Chief Financial Officer of the Company since February 1996. From 1991 to January 1996, Mr. Miller served as the Controller of Independent National Distributors, Inc., a national music distribution subsidiary of Alliance Entertainment Corporation, a publicly-held company listed on the New York Stock Exchange. Prior to that, Mr. Miller served with KPMG Peat Marwick. Mr. Miller is a licensed CPA.

     Kevin B. Halter, Jr. has served as Vice President, Secretary and director of the Company since January 1994. Mr. Halter has also served as Secretary, Treasurer and director of Millennia since February 1994, and of AQM from February 1994 until September 1996. Mr. Halter is also the President of Securities Transfer Corporation, a registered stock transfer company, a position he has held since 1987. Mr. Halter is also Vice President and Secretary of HCC. Mr. Halter is the son of Kevin B. Halter.

     Gary C. Evans has served as a director of the Company since March 1995. Mr. Evans has served as President and Chief Executive Officer of Magnum Hunter Resources, Inc., a publicly-held company listed on the American Stock Exchange, since July of 1995. Mr. Evans has served as Chairman of the Board, President and Chief Executive Officer of Hunter Resources, Inc. (formerly Intramerican Corporation) since September 1992, prior to it being acquired by Magnum Hunter Resources, Inc. Mr. Evans also served as President, Chief Operating Officer and director of Hunter Resources, Inc. from December 1990 to September 1992. Mr. Evans was President and Chief Executive Officer of Sunbelt Energy, Inc. (the predecessor to Hunter Resources, Inc.) and its subsidiaries from 1985 to December 1990. Mr. Evans is President and Chief Executive Officer of Gruy Petroleum Management Co., Magnum Hunter Production, Inc. and Hunter Gas Gathering, Inc., wholly-owned subsidiaries of Magnum Hunter Resources, Inc. Mr. Evans was Vice President and Manager of the Southwestern region of the Energy division of Mercantile Bank of Canada for four years prior to forming Sunbelt Energy, Inc.

     James Smith has served as a director of the Company since March 1995. Mr. Smith has served as President of Pension Analysis Bureau, Inc., a consulting firm specializing in the administration of company retirement and profit sharing plans, since 1993. Mr. Smith also served as Vice President of Pension Analysis Bureau, Inc. from 1988 to 1992.

     Don R. Benton has served as a director of the Company since October 1996. Dr. Benton has served as a director and President of the Dallas Texas based The Kindness Foundation since 1995. Dr. Benton also has served as a director and President of Arrowhead Ranch Corporation since 1978 and, since 1975, as a director of American Diversified Industries and Fagin Resources, Inc.

     All directors of the Company hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Executive officers are elected by the Company's Board of Directors to hold office until their respective successors are elected and qualified.

     The Company's Bylaws provide that directors may be paid their expenses, if any, and may be paid a fixed sum for attendance of each Board of Directors meeting.

Committees of the Board of Directors
-------------------------------------

     The Board of Directors has two committees, an Audit Committee and a Compensation Committee, each composed of at least two independent directors. The Audit Committee, composed of Kevin B. Halter, Gary C. Evans and James Smith, recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principals used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee, composed of Kevin B. Halter, Gary C. Evans and James Smith, administers the Company's 1990 Employees' Stock Option Plan and makes recommendations to the Board of Directors regarding compensation for the Company's executive officers.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation paid by the Company to its Presidents and Chairman for the fiscal years ended June 30, 1996, 1995, and 1994. None of the Company's other executive officers and directors received cash or non-cash compensation in excess of $100,000 for the fiscal year ended June 30, 1996.

                                                                                          Long Term
                                                                                         Compensation
                                                                                         ------------
                                          Annual                                           Awards                     Payout

----------------------------------------------------------------------------------------------------------------------

    (a)                  (b)         (c)        (d)         (e)             (f)             (g)              (h)       (i)
                                                                          Restricted     Securities
Name and Prinicpal                                       Other Annual     Stock          underlying         LTIP    All Other
Position                Year       Salary($)   Bonus($)  Compensation     Award(s)($)   Options/SARs(#)  Payouts(S) Compensation($)

----------------------------------------------------------------------------------------------------------------------

Hugh C. Coppen
President & CEO (1)     1996      $  19,230          -             -             -              -               -             -
                        1995             -           -             -             -              -               -             -
                        1994             -           -             -             -              -               -             -
Jack D. Brown, Jr.
President (2)           1996      $  67,019     $20,946            -             -              -               -       $17,981
                        1995      $  85,000          -             -             -              -               -             -
                        1994      $  64,667     $50,000       $15,217            -              -               -             -
Kevin B. Halter
Chairman                1996      $ 114,538          -             -             -              -               -             -
                        1995      $  72,000          -             -             -              -               -             -
                        1994      $       0          -             -             -              -               -             -

     (1) Mr. Coppen was named President and CEO of the Company on May 6, 1996. The salary listed reflects earnings from that date to the year ended June 30, 1996. Mr. Coppen's employment was terminated May 20, 1997.

     (2) Mr. Brown's employment was terminated April 12, 1996. The salary and bonus listed reflects earnings from July 1, 1995 to that date. The all other compensation" represents the partial accrual of a six month severance package provided to Mr. Brown upon his termination. These severance payments were accrued weekly in amounts equal to his salary at the termination date.


                                Individual Grants
                                -----------------
     (a)                (b)                     (c)                    (d)                 (e)
                     Number of             % of Total
                     Securities           Options/SAR's
                 Underlying Options/  Granted to Employees In     Exercise or      Expiration on

     Name         SAR's Granted (#)          Fiscal Year       Base Price ($/Sh)       Date
--------------------------------------------------------------------------------------------------
Hugh C. Coppen        50,000                     12%              $2.00/share    June 30, 1998
Kevin B. Halter       65,000                     15%              $1.31/Share    July 1, 2002

     (1)  The Company granted former  President and Chief Executive Officer Hugh
          C. Coppen options to purchase up to 50,000 shares of the Company's Common Stock. The stock options are exercisable for a period of one year, and became vested and exercisable July 1, 1997. The exercise price is $2.00 per share.
                                       30

     In 1990 and 1993, the Company granted the former President, Jack D. Brown, Jr., options to purchase up to 100,000 shares of Common Stock, 50,000 shares in each grant. The stock options were fully vested upon grant. The stock options granted in 1990 were exercised in 1995 at an exercise price of $1.50 per share, and the stock options granted in 1993 were exercised in 1996 at an exercise price of $1.00 per share.

    (a)                 (b)                 (c)                   (d)                            (e)
                                                           Number of Securities           Value of Unexercised
                                                           Underlying Unexercised         In-the-Money Options/
                Shares Acquired on                         Options/SARs at FY-End         SARs at FY-End ($)
    Name             Exercise (#)     Value Realized($)    (#) Exercisable/Unexercisable
Exercisable/Unexercisable
-
---------------------------------------------------------------------------------------------------------------------
Jack D. Brown, Jr.     50,000              $78,000                      -0-/-0-                    -0-/-0-


Employment Agreements
----------------------



     The Company has an employment agreement with Kevin B. Halter for a term of three years which expires on December 31, 1998. The agreement provides a salary of $175,000 per annum. In addition, Mr. Halter receives the same benefits as other employees of the Company and reimbursement for expenses incurred on behalf of the Company. The employment agreement also contains, among other things, covenants by Mr. Halter that in the event of termination for cause, he will not associate with a business that competes with the Company for a period of one year after cessation of employment.


1990 Employees' Stock Option Plan
----------------------------------

     On January 25, 1990, the Company's Board of Directors adopted the 1990 Employees' Stock Option Plan (the "Plan").

     The administration of the Plan rests with the Board's Compensation Committee (the "Committee"). Subject to the express provisions of the Plan and the Board of Directors, the Committee shall have complete authority in its discretion to determine those employees to whom, and the price at which options shall be granted, the option periods and the number of shares of Common Stock to be subject to each option. The Committee shall also have the authority in its discretion to prescribe the time or times at which the options may be exercised and limitations upon the exercise of options (including limitations effective upon the death or termination of employment of the optionee), and the restrictions, if any, to be imposed upon the transferability of shares acquired upon exercise of options. In making such determinations, the Committee may take into account the nature of the services rendered by respective employees, their present and potential contributions to the success of the Company or its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant.

     An option may be granted under the Plan only to an employee of the Company or its subsidiaries. The Plan made available for option 500,000 shares (as adjusted for splits) of Common Stock.

     The term of each option granted under the Plan will be for such period not exceeding five years as the Committee shall determine. Each option granted under the Plan will be exercisable on such date or dates and during such period and for such number of shares as shall be determined pursuant to the provisions of the option agreement evidencing such option. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine the extent, if any, and the conditions under which an option may be exercised in the event of the death of the optionee or in the event the optionee leaves the employ of the Company or has his employment terminated by the Company. The purchase price for shares of Common Stock under each option shall be determined by the Committee at the time of the option's issuance and may be less than the fair market value of such shares on the date on which the options are granted. The agreements evidencing the grant of options may contain other terms and conditions, consistent with the Plan, that the Committee may approve.

Incentive Stock Options
-------------------------

     On April 2, 1996, the Company entered into agreements with three management employees whereby the Company would issue to such employees a number of incentive stock options based upon the Company's income before taxes for the year ended June 30, 1997. Two of the employees, Hugh C. Coppen and Robert A. Byrne, Jr., have left the Company and will receive no incentive stock options under their agreements with the Company. Under the agreement with Jim Weinberg, he will receive 50,000 incentive stock options which will vest as of June 30, 1997 and be exercisable for a period of five years. Each of these incentive stock options will entitle Mr. Weinberg to purchase one share of Common Stock at an exercise price of $2.00.


Employee Stock Ownership Plan
------------------------------

     While an affiliate of S.O.I. Industries, Inc., now known as Millennia, Inc. ("Millennia"), the Company participated in the Millennia Employee Stock Ownership Plan ("ESOP"). The ESOP provided retirement benefits to substantially all employees. The ESOP was a qualified employee benefit plan exempt from taxation under the Internal Revenue Code of 1986, as amended. There were 90,291 shares of Millennia common stock in the ESOP.

     Effective July 1, 1996, the Board of Directors of Millennia voted to terminate the ESOP. The ESOP stock (that is, Millennia common stock) will therefore be distributed to employees of the Company who were eligible to participate in the ESOP after a final allocation and accounting of the ESOP is completed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 30, 1997 with regard to the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) the officers, directors and key employees of the Company individually and (iii) the officers and directors as a group.


Name and Address                 Number of Shares     Percent of Class
of Beneficial Owner             Beneficially Owned
- ----------------------------------------------------------------------
Halter Capital Corporation         1,905,646              26%
P.O. Box 701629
Dallas, Texas  75370

Millennia, Inc.                      967,162              13%
16910 Dallas Parkway,
Suite 100
Dallas, Texas  75248

Kevin B. Halter                    2,045,636(1)           28%

Kevin B. Halter, Jr.               1,970,636(1)           27%

Gary C. Evans                        164,376               2%

James Smith                              236               *

Don R. Benton                          4,300               *

Jim Weinberg                          40,018(2)            *

Douglas L. Miller                     50,000(2)            *

All Directors and Officers

as a group (7 persons)             3,336,728(2)           44%




     (1) Kevin B. Halter and Kevin B. Halter, Jr. serve as directors and officers of Halter Capital Corporation ( HCC"), and as a result may be deemed to be the beneficial owners of the 1,905,646 shares of Common Stock owned by HCC. However, pursuant to Rule 16a-3 promulgated under the Exchange Act, they expressly disclaim that they are the beneficial owners, for purposes of Section 16 of the Exchange Act, of any such stock, other than those shares in which they have an economic interest. In addition, the total number of shares includes 65,000 shares for which both Kevin B. Halter and Kevin B. Halter, Jr. have the right to acquire from stock options previously granted pursuant to the 1990 Employees' Stock Option Plan. These options are fully vested and are exercisable within the next 60 days.

     (2) The number of shares includes shares for which the directors and officers have the right to acquire from stock options previously granted pursuant to the 1990 Employees' Stock Option Plan. These options are fully vested and are exercisable within the next 60 days.

     *    Less than 1%.

     The above table does not include shares which may be acquired pursuant to incentive stock options to be granted to Mr. Jim Weinberg. See "Executive Compensation--Incentive Stock Options."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company paid to Millennia $180,000 and $340,800 for administrative services for the years ended June 30, 1996 and 1995, respectively. Management fees payable to Millennia were discontinued in December 1995 as certain administrative functions were taken over by the Company.

                                  LEGAL MATTERS

     Legal matters in connection with the Warrants and the underlying shares of Common Stock being offered hereby will be passed on for the Company by Rudolph
L. Ennis, General Counsel of the Company.

                                     EXPERTS

     The consolidated balance sheets as of June 30, 1996 and 1995 and the consolidated statements of income, retained earnings, and cash flows for each of the two year period ended June 30, 1996 included in this prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Article XI of the Company's Certificate of Incorporation limits, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of the Company's incorporator, directors, officers, employees and agents to the Company, its stockholders and others for monetary damages or breach of fiduciary duty. Section 145 of the Delaware General Corporation Law enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Delaware law does not permit the elimination of a director's liability for engaging in intentional misconduct or fraud, knowingly violating a law, for any transaction from which the director derived an improper personal benefit or for unlawfully paying a distribution. The Delaware statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Article XI of the Company's Certificate of Incorporation requires indemnification of the Company's directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law for claims against them in their official capacities, including stockholders' derivative actions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions of Article XI of the Company's Certificate of Incorporation and the Delaware General Corporation Law, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          INDEX TO FINANCIAL STATEMENTS

Consolidated   Financial   Statements  of  Digital   Communications   Technology
-------------------------------------------------------------------------------
Corporation ( Audited)
-----------------------

Report of Independent Accountants                                          F-1

Balance Sheet as of June 30, 1996                                          F-2

Statement of Operations for the Years Ended June 30, 1996 and 1995         F-3

Statement of Shareholders' Equity for Years Ended June 30, 1996 and 1995   F-4

Statement of Cash Flows for the Years Ended June 30, 1996 and 1995         F-5

Notes to Financial Statements                                              F-7


Interim Consolidated Financial Statements of Digital  Communications  Technology
-------------------------------------------------------------------------------
Corporation (Unaudited)
------------------------


Balance Sheets as of March 31, 1997 and June 30, 1996                      F-19

Statements of Income for the Three Months and Nine Months
  Ended March 31, 1997 and 1996                                            F-20

Statements of Cash Flows for the Nine Months Ended March 31, 1997 and
  1996                                                                     F-21

Notes to Financial Statements                                              F-22

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Directors of
Digital Communications Technology Corporation
Dallas, Texas:


We have audited the accompanying consolidated balance sheet of Digital Communications Technology Corporation and Subsidiaries as of June 30, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Communications Technology Corporation and Subsidiaries as of June 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.




/s/ COOPERS & LYBRAND L.L.P.
- ----------------------------
COOPERS & LYBRAND L.L.P.
Miami, Florida
August 23, 1996

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheet
June 30, 1996

 ASSETS
                                                                                     1996
Current assets:
  Cash and cash equivalents                                                      $   615,037
  Marketable securities                                                            1,900,050
  Accounts receivable, net of allowance for doubtful accounts of $414,000          3,719,265
  Inventories                                                                      2,862,911

  Prepaid expenses and other current assets                                          614,210
                                                                                  ----------
          Total current assets                                                     9,711,473

  Property, plant and equipment, net                                               5,469,304
  Other assets                                                                        81,343
  Loans receivable, related parties, non-interest bearing                            413,369
                                                                                  ----------
                                                                                 $15,675,489

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Revolving line of credit                                                       $ 1,625,325
  Current portion of long-term debt                                                  935,127
  Accounts payable                                                                 3,032,236
  Accrued liabilities                                                                362,520
                                                                                  ----------
           Total current liabilities                                               5,955,208

Long-term debt, less current portion                                               1,666,063

Deferred tax liability                                                               157,216

Commitments (Notes 8 and 14)

Shareholders' Equity:
  Series A convertible  preferred stock,  10,000,000  shares of $.0001 par value per share authorized; 100,000 shares issued and
    outstanding, 1,000,000 liquidation preference                                         10
  Common  stock,  25,000,000  shares of $.0002  par value per share
    authorized; 6,332,116 shares issued, 6,125,162 shares outstanding                  1,266

  Additional paid-in capital                                                       8,479,318

  Retained earnings                                                                1,030,152

  Investment in S.O.I. Industries, Inc.                                           (1,084,983)

  Net unrealized holding loss on securities                                         (528,761)
                                                                                  ----------
            Total shareholders' equity                                             7,897,002
                                                                                  ----------
                                                                                 $15,675,489
                                                                                  ==========

The accompanying notes are an integral part of these financial statements

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations for the years ended June 30, 1996 and 1995

                                                                       1996            1995

Net sales                                                          $24,807,244      $20,894,025
                                                                    ----------       ----------
Costs and expenses:
  Cost of goods sold (exclusive of depreciation)                    20,272,614       16,094,788
     Selling expenses                                                1,215,082        1,040,280
     General and administrative expenses                             1,733,482         1,93,171
     Depreciation and amortization                                   1,157,917        1,154,880
                                                                    ----------       ----------
Total costs and expenses                                            24,379,095       20,083,119
                                                                    ----------       ----------
Operating income                                                       428,149          810,906

Interest expense                                                      (639,517)        (700,251)
Realized gain on sales of marketable securities                        360,512          512,971
Other income                                                            51,166          142,208

Income from continuing operations before provision for
         income taxes                                                  200,310          765,834
Provision for income taxes                                             109,003          283,167
                                                                    ----------       ----------
Income from continuing operations                                       91,307          482,667

Discontinued operations (Note 16):

     Income (loss) from discontinued operations, net of related
         income taxes                                                  131,737         (321,140)
     Loss on disposal of discontinued operations, net of related
         income taxes                                                        0         (443,400)
                                                                    ----------       ----------
Net Income (loss)                                                  $   223,044    $    (281,873)

Weighted average shares of common stock outstanding                  5,553,415        5,264,773
                                                                    ==========     ============
Net income (loss) per common share:
     Income from continuing operations                             $      0.02    $        0.09
     Income (loss) from discontinued operations                           0.02            (0.06)
     Loss on disposal of discontinued operations                             0            (0.08)
                                                                     ---------     ------------
Net income (loss) per common share                                 $      0.04    $       (0.05)
                                                                    ==========     ============


The accompanying notes are an integral part of these financial statements

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity for the years ended June 30, 1996 and 1995

                               Preferred Stock      Common Stock
                               ---------------      ------------       Additional                  Investment        Net Unrealized
                                                                        Paid-In     Retained        in S.O.I.         Holding Loss
                             Shares     Amount      Shares    Amount    Capital       Earnings     Industries,Inc.    on Securities
                             ------     ------      ------   -------    ---------     -----------  ----------------  --------------
Balance,  June 30,1994,
  as restated                     0      $   0   5,790,557   $ 1,158  $6,297,697    $2,315,369   $   1,170,787)     $  (517,238)

Purchase of S.O.I.
  Industries, Inc. shares         0          0           0         0           0             0         (27,371)                0

Excess over book value of
   amounts paid for shares of
   S.O.I. Industries, Inc.        0          0           0         0           0      (322,629)              0                 0

Exercise of options               0          0     142,705        28     179,377             0               0                 0

Shares issued                     0          0      27,926         6      89,988             0               0                 0

Net depreciation of securitie     0          0           0         0           0             0               0           (96,751)

Net loss                          0          0           0         0           0      (281,873)              0                 0
                              ------     ------   ---------   -------   ---------     ---------      ----------        ----------
Balance, June 30, 1995            0      $   0   5,961,188   $ 1,192  $6,567,062    $1,710,867      (1,198,158)       $ (613,989)

Exercise of option                0          0      57,500        12      60,613             0               0                 0

5% Stock dividend                 0          0     301,253        60     903,699      (903,759)              0                 0

Sale of preferred stock     100,000         10           0         0     929,990             0               0                 0

Shares Issued                     0          0      12,175         2      17,954             0               0                 0

Sale of S.O.I.
  Industries, Inc. shares          0          0           0         0           0             0         113,175                 0

Net appreciation of
   securities                     0          0           0         0           0             0               0            85,228

Net income                        0          0           0         0           0       223,044               0                 0
                             -------     ------   ---------    ------  ----------     ---------      ----------         ---------
Balance, June 30, 1996      100,000     $   10   6,332,116   $ 1,266  $8,479,318    $1,030,152     $(1,084,983)       $ (528,761)
                            =======     ======   =========    ======  ==========     =========      ==========         =========


The accompanying notes are an integral part of these financial statements

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows for the years ended June 30, 1996 and 1995

                                                                                 1996                    1995

Cash flows from operating activities:
     Net income (loss)                                                    $     223,044           $    (281,873)
                                                                           ------------            ------------

Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization (including $74,068
     in 1995 from discontinued operations)                                    1,157,917               1,228,948
     Gain on sale of marketable securities                                     (360,512)               (512,971)
     Loss on sale of property, plant and equipment                                    0                 106,272
     (Recovery) provision for bad debts                                        (651,133)                745,776
     Loss on disposal of subsidiary                                                   0                 530,637
     Increase (decrease) deferred tax liability                                 148,824                 (87,282)
     Decrease (increase) in accounts receivable                                  75,557                (890,666)
     Decrease (increase) in inventories                                       1,195,382                (842,355)
     Increase in prepaid expenses and other assets                             (269,084)               (313,772)
     Increase in other assets                                                   (50,185)                (13,798)
     Increase in accounts payable                                               866,511                 404,154
     (Decrease) in accrued liabilities                                          (55,856)                (12,904)
     (Decrease) in income taxes payable                                              (0)               (169,077)
                                                                            -----------             -----------
         Net cash provided by (used in) operating activities                  2,280,465                (108,911)
                                                                            -----------             -----------
Cash flows from investing activities:
     Sales of marketable securities                                          11,545,079              13,912,305
     Purchases of marketable securities                                     (10,424,763)            (14,011,648)
     Acquisition of property, plant and equipment                            (1,387,657)             (1,226,568)
     Proceeds from sales of property, plant and equipment                             0                  24,000
     Net repayments (advances) to affiliates                                    188,367                (352,736)
     Sale (purchase) of S.O. I. Industries, Inc. shares                         113,175                (350,000)
                                                                            -----------             -----------
         Net cash provided by (used in) investing activities                     34,201              (2,004,647)
                                                                            -----------             -----------

The accompanying notes are an integral part of these financial statements

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows, Continued for the years ended June 30, 1996 and 1995

                                                                                          1996                  1995
Cash flows from financing activities:
     Borrowings from bank                                                            $          0         $    838,932
     Repayment to bank                                                                    (778,372)           (625,790)
     (Repayments) proceeds from revolving lines of credit, net                          (2,214,675)          1,290,433
     Proceeds from sale of preferred stock                                                 930,000                   0
     Proceeds from issuance of common stock                                                 78,581             269,399
                                                                                      ------------         -----------
Net cash (used in) provided by financing activities                                     (1,984,466)          1,772,974
                                                                                      ------------         -----------
Net increase (decrease) in cash and cash equivalents                                       330,200         (   340,584)

Cash and cash equivalents, beginning of year                                               284,837             625,421
                                                                                      ------------         -----------
Cash and cash equivalents, end of year                                               $     615,037        $    284,837
                                                                                      ============         ===========
Supplemental disclosure of cash flow information: Cash paid during the year for:

              Interest                                                               $     691,677        $    686,559
                                                                                      ============         ===========
              Income taxes                                                           $     252,243        $    380,247
                                                                                      ============         ===========


The accompanying notes are an integral part of these financial statements

DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.  Organization:
    ------------

On April 29, 1994, the shareholders of MagneTech Corporation approved a resolution to change the name of the Company to Digital Communications Technology Corporation (the "Company"). The Company was incorporated on November 12, 1987, under the laws of the State of Delaware, as a wholly-owned subsidiary of S.O.I. Industries, Inc. ("Millennia"). As of June 30, 1996, Millennia owned approximately 18% of the Company.

The Company is an integrated video communications company which offers video tape duplication and satellite communications services. Sales for the years ended June 30, 1996 and 1995 were generated from video tape duplicating at the Ft. Lauderdale and Indianapolis facilities, as well as satellite broadcasting.

The Company duplicates a variety of video cassettes, including full-length movies, training, music, promotional, sports and educational programs. The Company offers its reproduction services to entertainment companies and a wide range of industrial customers, including advertising agencies, direct selling organizations and educational groups. These customers are located throughout the United States, Canada and Latin America. Raw materials, primarily videotape ( pancake") and empty video cassettes ( shells") are purchased from several manufacturers at market prices in the United States and the Pacific Rim. The tape and video cassettes are readily available on the open market. The majority of the Company's video duplication equipment is manufactured by several major manufacturers in Japan and purchased from domestic distributors.

The Company's satellite operation consists of two mobile KU band units which are capable of transmitting live or pre-recorded programming from any location to commercial satellites. The Company's satellite communications customers include local, network and cable television operators, primarily in the Southeastern United States. The equipment utilized in the Company's satellite broadcasting business includes the two KU band broadcasting trucks, cameras, generators, telephonic equipment and dual transmitters. The Company purchases its materials and equipment from several major manufacturers.

The costs of the Company's products are subject to inflationary pressures and commodity price fluctuations. In addition, the Company from time to time experiences increases in the costs of materials and labor, as well as other manufacturing and operating expenses. The Company's ability to pass along such increased costs through increased prices has been difficult due to competitive pressures. The Company attempts to minimize any effects of inflation on its operations by controlling these costs.

2. Summary of Significant Accounting Policies:
   ------------------------------------------

Principles of Consolidation
----------------------------

The accompanying consolidated financial statements for the years ended June 30, 1996 and 1995 include the accounts of Digital Communications Technology Corporation, (dba MagneTech Corporation) and its wholly-owned subsidiaries, Tapes Unlimited, Inc. and DCT - Internet Corporation. The operations of Tapes Unlimited, Inc. were discontinued on June 9, 1995. All significant intercompany transactions have been eliminated.

Management's Estimates
-----------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
--------------------------

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities
----------------------

The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

Under SFAS 115, debt securities and equity securities that have readily determinable fair values are to be classified in three categories:

     Held to Maturity - the positive intent and ability to hold to maturity.
     ----------------
     Amounts are reported at amortized cost, adjusted for amortization of premiums and accretion of discounts.

     Trading  Securities - bought principally for purpose of selling them in the
     -------------------
     near term. Amounts are reported at fair value, with unrealized gains and losses included in earnings.

     Available for Sale - not classified in one of the above categories. Amounts
     ------------------

     Marketable securities consist of equity securities in the health care and technology industries, with an aggregate cost, based upon specific indentification, of $2,428,811 as of June 30, 1996. The gross unrealized holding losses as of June 30, 1996 were $533,701, and the gross unrealized holding gains were $4,940. All of the Company's securities are classified as available for sale securities.

         Gains or losses on dispositions of securities are based on the net difference of the proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

    -----------------------------------------------------

Investment in S.O.I. Industries (now Millennia, Inc.)
-----------------------------------------------------

     As of June 30, 1996, the Company owns 383,336 shares of Millennia common stock with a book value of $1,084,983 and a market value of $383,336. This investment represents 19% of Millennia's outstanding common stock. Management does not believe that this investment has been permanently impaired. Subsequent to June 30, 1996, the market value has increased by approximately $360,000.

Inventories
------------

Inventories are valued at the lower of cost (weighted average) or market value.

Property, Plant and Equipment
------------------------------

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 30 years. Costs of repairs and maintenance are charged to operating expense as incurred; improvements and betterments are capitalized; when items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to income.

Income Taxes
-------------

The Company uses the asset and liability method of accounting for income taxes as prescribed by SFAS No. 109, Accounting for Income Taxes". Under this method, deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the time period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in the deferred tax asset and liability.

Revenue Recognition
--------------------

Revenues are recognized when a product is shipped or a service is performed.

Net Income (Loss) Per Common Share
-----------------------------------

The net income (loss) per common share has been calculated using the weighted average shares outstanding during each year. Such weighted average shares have been reduced by the number of treasury shares owned by the Company through its investment in Millennia. The number of treasury shares owned were approximately 207,000 and 659,400 at June 30, 1996 and 1995, respectively.

   -----------------------------------------------------

Change in Accounting Standards
-------------------------------

Statement of Financial Accounting Standards ( SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," is effective for fiscal years beginning after December 15, 1995. This statement requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The effect of this pronouncement is not expected to have a material impact on the financial position and results of operations of the Company.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation" is effective for transactions entered into in fiscal years that begin after December 15, 1995. This pronouncement established financial accounting and reporting standards for stock-based employee compensation plans. It encourages, but does not require companies to recognize expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. Companies that choose not to adopt the new fair value accounting rules will be required to disclose pro forma net income and earnings per share under the new method. The Company anticipates adopting the disclosure provisions of SFAS No. 123, although the impact of such disclosure has not been determined.

Reclassifications
------------------

Certain amounts reflected in the 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.

3. Inventory:
   ---------

       Inventories consist of the following at June 30:

                                              1996                1995

                   Raw materials        $  1,891,393         $ 3,008,167
                  Work-in-process            769,254             885,976
                   Finished goods            202,264             164,150
                                         -----------          ----------
                                        $  2,862,911         $ 4,058,293
                                         ===========          ==========

4. Property, Plant and Equipment:
   -----------------------------

Property, plant and equipment consists of the following:

Land                                                         $    73,000
Buildings and improvements                                       333,040
Machinery and equipment                                        8,779,665
Leasehold improvements                                           213,663
Furniture and fixtures                                           145,050
Transportation equipment                                         369,030
Computer equipment                                               319,122
                                                              ----------
                                                              10,232,570
Less accumulated depreciation                                 (4,763,266)
                                                              ----------
Net property, plant and equipment                            $ 5,469,304

Depreciation expense was $1,157,917 and $1,189,449 for the years ended June 30, 1996 and 1995, respectively.

5. Related Party Transactions:
   ---------------------------
Loans Receivable
- ----------------

These amounts represent advances to affiliates and are due on demand. Advances are non-interest bearing.

Management Fees
- ---------------

The Company paid to Millennia $180,000 and $340,800 for administrative services for the years ended June 30, 1996 and 1995, respectively. Management fees payable to Millennia were terminated December 31, 1995.

Employee Stock Ownership Plan
- -----------------------------
The Company participates in Millennia's Employee Stock Ownership Plan (ESOP). This Plan provides retirement benefits to substantially all employees. The ESOP is a qualified employee benefits plan exempt from taxation under the Internal Revenue Code of 1986, as amended. There are 90,291 shares of Millennia common stock in the ESOP.

Effective July 1, 1996, the Board of Directors of Millennia voted to terminate the ESOP. The ESOP stock will therefore be distributed to employees of Millennia, DCT, and Tempo Lighting, Inc. who were eligible to participate in the ESOP after a final allocation and accounting of the ESOP is conducted.

6. Revolving Lines of Credit:
   -------------------------

The Company has a revolving line of credit agreement for aggregate borrowings of up to $4,000,000. Interest is payable on all outstanding cash advances at the bank's prime lending rate plus 3/8% (8.625% at June 30, 1996). Any unpaid principal and accrued interest is due on demand, but no later than August 1996. The line of credit is collateralized by accounts receivable, inventory and equipment. The terms of the agreement require, among other provisions, that the Company comply with requirements for maintaining certain cash flow and other financial ratios and restricts the payment of cash dividends. As of June 30, 1996, $1,625,000 has been drawn upon the line of credit.

Average short-term borrowings under this revolving credit agreement were $3,699,194, at an average interest rate of 8.87%.

Subsequent to June 30, 1996 the Company signed a commitment letter, subject to certain conditions, with Bank One, N.A. ( Bank") which would provide a new credit facility to replace the existing facility with NBD Bank, N.A. The financing consists of a revolving line of credit, term loans and a long term lease agreement. Under the revolving line of credit, borrowings can be made up to $5,000,000 based upon collateral values as determined under the agreement. The term loans consist of a $2,500,000 secured term loan and a capital expenditure term loan facility for up to $1,250,000, based upon 80% of the acquisition costs of new machinery and equipment. The long term lease agreement is collateralized with new equipment in excess of $700,000. All of the above agreements are collateralized by accounts receivable, inventory and equipment. The facility has a two year term and includes interest rates at .25% and .50% above the Bank's base rate (closely related to the Bank's prime interest rate).

7. Long-Term Debt:
   --------------

Long-term debt as of June 30, 1996 consists of the following:

     Loan payable to a bank in monthly installments of $3,198 including interest at 8.75%,  maturing April 2007;  collateralized  by real estate.  $ 269,899
     Loan  payable to a bank in monthly  principal  installments  of $7,440 plus interest  at prime plus 1% (9.25% at June 30,  1996),  maturing  June 1997;
     collateralized by accounts receivable,  inventory, and equipment. The terms of the agreement require,  among other provisions,  that the Company comply with  requirements  for  maintaining  certain cash flow and other financial
     ratios.                                                                          297,619

     Loans payable to a bank in monthly installments of $18,868 plus interest at prime  plus 1/4%  (8.5% at June 30,  1996),  maturing  through  June  2000;
     collateralized  by the accounts  receivables,  inventory and equipment.  The terms of the agreement  require,  among other provisions,  that the Company comply  with  requirements  for  maintaining  certain  cash  flow and other
     financial ratios.                                                                813,810



                                      F-12

     7. Long-Term Debt, Continued
        -------------------------
     Loan payable to a bank in monthly  installments of $29,000 plus interest at
     prime  plus  1/4%  (8.5%  at  June  30,  1996),   maturing  December  1998;
     collateralized by accounts receivables, inventory, and equipment. The terms of the agreement require,  among other provisions,  that the Company comply with  requirements  for  maintaining  certain cash flow and other financial
     ratios.                                                                          847,125

     Loan payable to a bank in monthly installments of $6,149 including interest at 7.63%, maturing January 2003; collateralized by machinery and equipment;
     guaranteed by Millennia.                                                         372,737
                                                                                    ---------
                                                                                    2,601,190
Less current portion                                                                 (935,127)
                                                                                    ---------
                                                                                   $1,666,063
                                                                                    =========

The contractual maturities on long-term debt are as follows:

Years ending June 30,
- ---------------------
         1997                   $  935,127
         1998                      641,786
         1999                      450,262
         2000                      212,633
         2001                       83,854

         Thereafter                277,528
                                 ---------
                                $2,601,190

8. Commitments:
   -----------

The Company leases its office facilities under operating leases expiring through May 1999. The leases provide for increases based on real estate taxes and operating expenses. The Company also leases facilities and equipment on a month-to-month basis.

Aggregate future minimum rental payments under the above leases are as follows:

Year ending June 30,
- --------------------
1997                            $  306,127
1998                               297,852
1999                               273,031
                                 ---------
                                $  877,010
                                 =========


Rent expense under the above leases for the years ended June 30, 1996 and 1995 was $414,075 and $412,568, respectively.

9. Preferred Stock:
   ---------------

On May 6, 1996 the Company sold 100,000 shares of Class A Convertible Preferred Stock ( Preferred Stock") in a private placement. The Preferred Stock is convertible into Common Stock at the discretion of the holder at the lesser of
(i) 20% discount on the previous five day average closing bid at conversion,  or
(ii) previous five day average closing bid price at closing. The holder may convert up to 20% of the Preferred Stock every 30 days beginning June 15. The Preferred Stock is convertible for a term of three years, and accrues dividends at a rate of 7% per annum (dividends are rescinded if the shares are converted in the first year). The holders of the preferred shares do not have any voting rights. As of June 30, 1996 no shares of Preferred Stock were converted.

Through September 1996, 20,000 shares of Series A Preferred Stock had been converted, pursuant to their original terms, into 133,494 shares of Common Stock at an average per share conversion price of $1.57. The terms of the Preferred Stock which provided for a lower conversion price than the quoted market price of the Common Stock at the time of conversion resulted in an aggregate difference of approximately $7,825 related to the shares converted in 1996. Such terms take into account a number of factors affecting value, including the ability to market a significant number of shares of the underlying common stock which were negotiated at the time of the issuance of the Preferred Stock. Accordingly, management believes that the value of shares issued should be recorded at the carrying amount of the Preferred Stock converted. If such treatment is ultimately determined to be inappropriate, all or a portion of the difference could be accounted for as a Preferred Stock dividend which although would not impact the Company's statements of operations or total shareholders' equity, would adversely impact the Company's earnings per share calculations in periods of conversions. If these shares had been converted at the beginning of fiscal year 1996, the net income per share would have been $0.04.

10. Sales to Major Customers:
    ------------------------

During the year ended June 30, 1996, one customer accounted for approximately 17.6% of the Company's sales. During the year ended June 30, 1995, two customers accounted for approximately 28% of the Company's sales.

11. Financial Instruments:
    ---------------------

SFAS No. 107, Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent other information available to management as of June 30, 1996. Such amounts have not been comprehensively reviewed or updated since that date and, therefore may not represent current estimates of fair value. The fair value of debt has been estimated using discounted cash flow models incorporating discount rates based on current market interest rates for similar types of instruments. At June 30, 1996, the difference between the fair value and the carrying value of debt instruments was not material.

12. Stock Option Plan:
    -----------------

On January 22, 1990, the Board of Directors adopted the MagneTech Corporation 1990 Employees' Stock Option Plan. As of June 30, 1996, there were 9,370 shares reserved for future issuance at exercise prices which range from $1.00 to $3.44 per share.

There was no compensation expense as of June 30, 1996 and June 30, 1995. The following is a summary of all option transactions:

                                       Shares              Option Price

Outstanding July 1, 1994               244,375             $1.00 - $1.50
Granted                                 35,000             $2.25 - $3.44
Exercised                             (141,250)            $1.00 - $1.50
Canceled                               (15,000)               $1.50
                                     ---------              ------------
Outstanding June 30, 1995              123,125             $1.00 - $3.44
Granted                                204,500             $1.00 - $1.50
Exercised                              (57,500)            $1.00 - $2.25
                                     ---------              ------------
Outstanding  June 30, 1996             270,125             $1.00 - $3.44
                                     =========              ============

13. Income Taxes:
    ------------

The provision for income taxes is as follows:

                        1996                1995

Current:
        Federal    $    23,784         $  294,762
        State           21,109             76,724
                    ----------          ---------
                        44,893            371,486
                    ----------          ---------
Deferred:
        Federal         54,395            (70,077)
        State            9,715            (18,242)
                    ----------          ---------
                        64,110            (88,319)
                    ----------          ---------
                   $   109,003         $  283,167
                    ==========          =========


Reconciliations of the differences between income taxes computed at federal statutory tax rates and consolidated provisions for income taxes are as follows:


                                                1996              1995



Tax at federal statutory rate                   34.0%             34.0 %
State income tax - net of federal benefit        5.5%              8.8 %
Other                                           15.0%             (4.9)%
                                                ----              ----
                                                54.4%             37.9%
                                                ====              ====

The tax effects of temporary differences which comprise the deferred tax assets and liabilities are as follows:

                                                        1996

Assets:

   Allowance for doubtful accounts                 $  163,596
   Investments - unrealized holding losses            208,861
   Loss and credit carryforwards                      185,816
   Reserve for inventory obsolescence                   7,900
                                                    ---------
                                                      566,173

Liabilities:

   Property and equipment - depreciation             (507,322)
              Deferred state tax benefit               (7,206)
                                                    ---------
Net asset                                              51,645
Less:  Valuation allowance                           (208,861)
                                                    ---------
Deferred tax liability                             $ (157,216)
                                                    =========

14. Employment Agreements:
    ---------------------

The Company has entered into employment agreements with four of its officers. The agreements range for terms of two to three years and contain certain bonus provisions. The minimum annual salaries (excluding bonus arrangements) for the years ending June 30, are as follows:

          1997         $   478,000
          1998             345,500
          1999             191,700
                        ----------
                       $ 1,015,200

15. Concentration of Credit Risk:
    ----------------------------

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash, investments, and trade receivables. The Company places substantially all its cash with major financial institutions, and by policy, limits the amount of credit exposure to any one financial institution. The balances, at times, may exceed federally insured limits. At June 30, 1996, the Company exceeded the insured limit by approximately $388,600. At June 30, 1996 two equity investments accounted for approximately 67% of total investments. Approximately 41% of the Company's accounts receivable, before allowances, was due from three customers at June 30, 1996.

16. Discontinued Operations:
    -----------------------

In June 1995, the Company discontinued the operations of Tapes Unlimited, Inc. ("Tapes"). The results of operations of Tapes have been reported separately as a discontinued operation in the Consolidated Statements of Operations. Prior years consolidated financial statements have been reclassified to conform with the current year presentation.

Summarized results of operations of the discontinued operations of Tapes for 1996 and 1995 are as follows:

                                         1996            1995

Net sales                           $         0     $  2,658,516
                                     ==========      ===========
Operating income (loss)                       0     $     37,926

Gain (loss ) before income taxes    $   230,511     $   (561,924)

Income tax expense (benefit)             98,774     $   (240,784)
                                     ----------      -----------
Gain (loss) from discontinued
   operations                       $   131,737     $   (321,140)
                                     ==========      ===========

In connection with the shutdown of operations of Tapes, in 1995 the Company recorded a charge of $443,400, net of tax of $87,237, to write-off the goodwill recorded in connection with the acquisition of tapes.

The assets and liabilities of Tapes, which have not been reclassified on the consolidated balance sheets, are as follows:



                                                       1996               1995


Current assets, principally cash, accounts
      receivable and inventories                     $16,649           $ 133,790
Plant and equipment                                        -               3,839
                                                      ------            --------
Total assets                                         $16,649           $ 137,629
                                                      ======            ========

Accounts payable and accrued liabilities, net
      of amounts due to the Company of $100,967
      in 1996 and $40,700 in 1995                    $71,856           $ 423,114
                                                      ------            --------
Total liabilities                                    $71,856           $ 423,114
                                                      ======            ========

17.      Litigation:

The Company may from time to time be party to various legal actions arising during the ordinary course of its business. In addition, the Company is currently involved in the following litigation:

On March 4, 1996, Richard Abrons, allegedly on behalf of the Company, and Adrian Jacoby, allegedly on behalf of Millennia, brought a purported shareholder derivative lawsuit against the Company's board of directors - Kevin B. Halter, Kevin B. Halter, Jr., Gary C. Evans and James Smith - Halter Capital Corporation and Securities Transfer Corporation. In addition, the Company and Millennia have been joined as nominal defendants." In the lawsuit, the Plaintiffs have alleged breaches of fiduciary duty, fraud, and violations of state securities laws. The Plaintiffs seek unspecified actual and exemplary damages, a constructive trust against the assets of the defendants and an accounting of the affairs of the Defendants with respect to their dealings with the Company and Millennia. In addition, the Plaintiffs have requested a temporary injunction and the appointment of a receiver for the Company and Millennia. The Plaintiffs have brought this lawsuit allegedly to vindicate the wrongs that the Plaintiffs claim were done to the Company and Millennia by the individual defendants and their affiliated companies, and if any damages are ultimately awarded to the Plaintiffs, those damages will be on behalf of, and for the benefit of, the Company and all of its shareholders. If they are successful, the Plaintiffs may recover certain attorney's fees and costs. This case is entitled Richard Abrons et al v. Kevin B. Halter et al, Cause no. 96-02169-G, in the 134th Judicial District, Dallas County, Texas. Even though the Company is a nominal defendant in the lawsuit, the Plaintiffs have not sought to recover any damages against the Company. In this type of lawsuit, the Company is joined as a procedural matter to make it a party to the lawsuit.

All of the Defendants have answered and denied the allegations contained in the Plaintiffs' Petition. A certain amount of discovery has been conducted by both Plaintiffs and Defendants. All of the Defendants deny all of the material allegations and claims in the Petition, dispute the Plaintiffs' contention that it is a proper shareholder derivative action, deny that the Plaintiffs have the right to pursue this lawsuit on behalf of the Company and Millennia and are vigorously defending the lawsuit. In addition, the defendants have filed Counterclaims against the Plaintiffs and third party actions against Blake Beckham, Attorney at Law, Beckham & Thomas, L.L.P., Sanford Whitman, the former CFO of the Company and Jack Brown, the former president of the Company, seeking damages in excess of $50 million. In its Counterclaim, the Company has asserted that the filing of this lawsuit and Temporary Restraining Order caused the Company damages. However, the Company does not believe that the lawsuit will have any further material impact on the operations or financial condition of the Company.

The Company does not believe that it is currently involved in any pending actions that will have a material adverse effect on its business, financial condition and results of operations.

          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                              March 31,                June 30,
                                                                                1997                     1996
                                                                             (Unaudited)              (Audited)
                                                                           ----------------         ---------------
           ASSETS

Current assets:
        Cash and cash equivalents                                        $       (225,305)        $        615,037
        Marketable securities                                                      887,087               1,900,050
        Accounts receivable, net of  allowance for doubtful accounts of
          $520,000 at March 31, 1997 and $414,000 at June 30, 1996               4,274,615               3,719,265
        Inventories                                                              2,170,526               2,862,911
        Prepaid expenses and other current assets                                  722,646                 614,210
                                                                           ----------------         ---------------
             Total current assets                                                7,829,569               9,711,473
                                                                           ----------------         ---------------

Property, plant and equipment, net                                               5,450,309               5,469,304
Other assets                                                                       399,174                  81,343
Loans receivable, related parties                                                  414,300                 413,369
                                                                           ----------------         ---------------
                  Total assets                                           $      14,093,352        $     15,675,489
                                                                           ================         ===============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Revolving line of credit                                         $       2,897,495        $      1,625,325
        Current portion, long-term debt                                          1,846,588                 935,127
        Accounts payable                                                           761,931               3,032,236
        Accrued liabilities                                                        419,210                 362,520
                                                                           ----------------         ---------------
             Total current liabilities                                           5,925,224               5,955,208
                                                                           ----------------         ---------------

Long-term debt, less current portion                                               529,810               1,666,063
Deferred tax liability                                                             417,675                 157,216

Commitments and contingencies

Stockholders' Equity:
        Preferred stock, 10,000,000 shares of $.00001 par value per share authorized;  Series A convertible preferred stock, 100,000 shares authorized and 0 and 100,000 shares issued and outstanding as of
          March 31, 1997 and June 30, 1996, respectively                                0                      10
        Common stock, 25,000,000 shares of $.0002 par value per share authorized; 7,314,922 and 6,332,116 issued and 7,075,457 and
          6,125,162 shares outstanding as of March 31, 1997
          and June 30, 1996, respectively                                            1,463                   1,266
        Additional paid-in capital                                               8,511,508               8,479,318
        Retained earnings                                                          530,873               1,030,152
        Investment in Millennia, Inc.                                           (1,084,983)             (1,084,983)
        Net unrealized holding loss on investment securities                      (738,218)               (528,761)
                                                                           ----------------         ---------------
             Total stockholders' equity                                          7,220,643               7,897,002
                                                                           ----------------         ---------------

                  Total liabilities and stockholders' equity             $      14,093,352        $     15,675,489
                                                                           ================         ===============

     The accompanying notes are an integral part of the financial statements

          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                         For the three months ended              For the nine months ended
                                                                 March 31,                               March 31,
                                                                 ---------                               ---------
                                                            1997             1996                 1997              1996
                                                       --------------    -------------        -------------     -------------

Net sales                                            $     3,981,243   $    5,929,998       $   19,795,659    $   19,211,980
                                                       --------------    -------------        -------------     -------------
Costs and Expenses:
     Cost of goods sold                                    3,601,034        4,396,183           16,243,305        14,858,921
     Selling expenses                                        306,313          297,762              947,473           861,914
     General and administrative expenses                     615,816          523,126            1,803,528         1,367,597
     Depreciation and amortization                           379,477          315,792            1,108,458           921,412
                                                        ------------     -------------        -------------     ------------
                                                        ------------     -------------        -------------     ------------
          Total costs and expenses                         4,902,640        5,532,863           20,102,764        18,009,844
                                                       --------------    -------------        -------------     ------------
                Operating (loss) profit                     (921,397)         397,135             (307,105)        1,202,136
                                                       --------------    -------------        -------------     -------------

Other income (expense):
     Realized gains (losses) from investment
       transactions                                            7,454          311,069               99,536           367,989
     Interest and other (expense) income                      (5,393)          10,182               (5,393)           47,312
     Interest expense                                       (106,212)        (149,775)            (317,904)         (529,704)
                                                       --------------    -------------        -------------     -------------

                                                           ( 104,151)         171,476             (223,761)         (114,403)
                                                       --------------    -------------        -------------     -------------
        (Loss) income from continuing operations
           before (benefit) provision for
           income taxes                                   (1,025,548)         568,611             (530,866)        1,087,733

(Benefit) provision for income taxes                        (226,053)         226,720              (33,311)          427,720
                                                       --------------    -------------        -------------     -------------

        (Loss) income from continuing operations            (799,495)         341,891             (497,555)          660,013


Discontinued operations:
     Gain (loss) from operations of
     discontinued operation                                   2,963             6,159              (1,722)           101,519

                                                       --------------    -------------        -------------     -------------

                    Net (loss) income                $     (796,532)   $      348,050       $    (499,277)    $      761,532
                                                       --------------   -------------        --------------     -------------

Preferred dividends                                               0                0              250,000                  0
                                                       -------------    -------------         -------------     -------------

Net loss (income) attributable to common
                                                     $     (796,532)   $      348,050       $    (749,277)    $      761,532
stockholders
                                                       =============    =============         =============     =============

Weighted average shares of common stock
      outstanding                                         7,040,497        5,732,182            6,461,977          5,487,449
                                                       ==============    =============        =============     =============

(Loss) earnings per share:

     Continuing operations                           $        (0.11)   $        0.06       $        (0.12)    $         0.12
     Discontinued operations                                   0.00             0.00                 0.00               0.02
                                                       --------------    -------------        -------------     -------------
           Net (loss) income                         $        (0.11)   $        0.06       $        (0.12)    $         0.14
                                                       ==============    =============        =============     =============

     The accompanying notes are an integral part of the financial statements

          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)


                                                                                 For the nine months ended
                                                                                         March 31,
                                                                                 1997                    1996
                                                                            ----------------        ----------------
Cash flows from operating activities:
     Net income                                                           $       (499,277)       $         761,532
                                                                            ----------------        ----------------
     Adjustments  to  reconcile  net  income  to  net  cash  used  in  operating activities:
        Depreciation and amortization                                             1,108,458                 921,412
        Gain on sale of marketable securities                                       (99,536)               (367,989)
        Provision for bad debts                                                     105,833                 131,417
        Increase in accounts receivable                                            (661,183)             (1,469,536)
        Decrease in inventories                                                     692,385                 114,103
        (Increase) decrease in prepaid expenses and other                          (426,267)                183,911
        Decrease in accounts payable                                             (2,270,305)             (1,007,680)
        Increase in accrued liabilities                                              56,690                 197,187
        Increase in deferred tax liability                                          260,456                       0
                                                                            ----------------        ----------------
             Net cash used in operating activities                              (1,732,746)               (535,643)
                                                                            ----------------        ----------------

Cash flows from investing activities:
     (Increase) decrease in loans receivable, related parties                         (931)                 142,158
     Sales of marketable securities                                               8,600,679               9,418,038
     Purchases of marketable securities                                          (7,697,637)             (6,806,033)
     Increase in other assets and other liabilities                                      0                   11,723
     Capital expenditures                                                        (1,089,463)               (693,965)
                                                                            ----------------        ----------------
             Net cash (used in) provided by investing activities                  (187,352)               2,071,921
                                                                            ----------------        ----------------

Cash flows from financing activities:
     Net long-term repayments                                                     (224,792)               (541,973)
     Net short-term borrowings (repayments)                                       1,272,170               (840,000)
     Issuance of common stock                                                       32,378                   55,000
                                                                            ---------------         ----------------
             Net cash provided by financing activities                            1,079,756             (1,326,973)
                                                                            ----------------        ----------------

(Decrease) increase in cash and cash equivalents                                  (840,342)                 209,305
Cash and cash equivalents at beginning of period                                    615,037                 284,837
                                                                            ----------------        ----------------
Cash and cash equivalents at end of period                                $       (225,305)       $         494,142
                                                                            ================        ================

Supplemental disclosures of cash flow information:

Cash paid during the period for:
     Interest (non-capitalized)                                           $         286,006       $         544,129
                                                                            ================        ================
     Income taxes                                                         $                       $         146,000
                                                                                          -
                                                                            ================        ================

     The accompanying notes are an integral part of the financial statements

          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.       Summary of Significant Accounting Policies
         ------------------------------------------

         The accompanying consolidated financial statements include the accounts of Digital Communications Technology Corporation and its wholly-owned subsidiaries, Tapes Unlimited, Inc. and DCT - Internet Corporation. The operations of Tapes Unlimited, Inc. which were formerly consolidated with the operations of the Company, have been segregated as discontinued operations. All significant intercompany transactions have been eliminated.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these unaudited interim financial statements. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual audited financial statements. The balance sheet as of June 30, 1996 has been extracted from audited financial statements not presented herein.

         Certain amounts in the prior period financial statements have been reclassified to conform with current year presentation.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

         In the opinion of management, the accompanying unaudited financial statements contain all adjustments, (consisting of only normal recurring accruals) necessary to conform with generally accepted accounting principles. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

2.       Marketable Securities
         ---------------------

         Marketable securities consist of equity securities primarily in the health care and financial industries, with an aggregate cost, based on specific identification, of $1,625,314 as of March 31, 1997. The marketable securities portfolio contains unrealized losses of $738,227, resulting in a carrying value of $887,087 at March 31, 1997. The unrealized losses are reported as a separate component of stockholders' equity. All of the Company's securities are classified as available for sale securities.

3.       Inventory
         ---------

         Inventories are valued at the lower of cost (weighted average) or market and consisted of the following:


                                                                        March 31,             June 30,
                                                                          1997                  1996
                                                                     ------------------    -----------------

           Raw materials                                            $         1,385,262   $        1,891,393
           Work-in-process                                                      609,801              769,254
           Finished goods                                                       175,463              202,264
                                                                     -----------------     ----------------
                                                                    $         2,170,526   $        2,862,911
                                                                     ==================    =================


          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                   (Unaudited)

4.       Property, Plant and Equipment
         -----------------------------

         Property, plant and equipment consist of the following:

                                                                         March 31,             June 30,
                                                                            1997                 1996
                                                                     -----------------     ----------------

           Land                                                     $            73,000   $           73,000
           Buildings and improvements                                           750,057              546,703
           Machinery and equipment                                           10,447,031            9,612,867
                                                                     -----------------     ----------------
                                                                             11,270,088           10,232,570
           Less accumulated depreciation                                     (5,819,779)          (4,763,266)
                                                                     =================     =================
           Net property, plant and equipment                        $         5,450,309   $        5,469,304
                                                                     =================     =================

5.   Revolving Lines of Credit
     -------------------------

     The Company has a revolving line of credit agreement for aggregate borrowings of up to $5,000,000. Interest is payable on all outstanding cash advances at the bank's base lending rate (closely related to the bank's prime interest rate) plus 1/2%. At March 31, $2,897,495 has been drawn upon the Company's line of credit with an interest rate of 9.0%. Any unpaid principal and accrued interest is due on demand, but no later than October 31, 1998. The line of credit is collateralized by accounts receivable, inventory and equipment. The terms of the agreement require, among other provisions, that the Company comply with requirements for maintaining certain cash flow and other financial ratios and restricts the payment of cash dividends. As of March 31, the Company failed to meet certain of these financial covenants, but is in negotiations with the bank to either cure any events of non-compliance or obtain a waiver of the covenants.

     The agreement contains certain financial performance covenants pertaining to the Company's tangible net worth and tangible leverage and fixed charge coverage ratios. As of March 31, 1997, the Company failed to meet the covenant requirements for tangible net worth and fixed charge coverage ratio. On July 9, 1997, the bank notified the Company that its failure to meet these covenant requirements constitute events of default under the agreement. Until these events of default are cured or waived, the bank has determined to not make any further advances under the capital expenditure term loan and to not make any overadvances under the remaining facilities until the Company has submitted a business recovery plan acceptable to the bank. Meanwhile, the bank, under the terms of the agreement, has begun charging a default interest rate of 13% per annum on all outstanding obligations under the facility.

     The Company is endeavoring to obtain the bank's acceptance of a recovery plan and is currently reporting to the bank on a monthly basis its performance under the financial covenants. The Company is involved in ongoing, frequent discussions with the bank seeking either an amendment to the agreement with respect to the financial performance covenants or a waiver of the default that has occurred. There can be no assurance that the Company will be able to secure either an amendment to the agreement or a waiver of the default. There can be no assurances that the Company will be able to meet financial performance covenants under the agreement in the future or that this credit facility could be replaced with another, if terminated.

6.   Long Term Debt
     --------------

     Long term debt consists of the following:


                                                                                    March 31,             June 30,
                                                                                     1997                  1996
                                                                                  ------------         -------------
           Various  mortgages and notes payable with interest rates ranging from
           7.63% to 1% over prime. Monthly payments range from $3,198 to $29,000 and expiration dates range from 1997 to 2007.
                                                                                $      596,364       $    2,601,190


          DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION & SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                                   (Unaudited)

          Loan payable to bank in monthly installments plus interest at the bank's base rate (prime) plus 1/2%, maturing October 1998; collateralized by accounts receivables, inventory and equipment. The terms of the agreement require, among other provisions, that the Company comply with certain ratios and covenants.


                                                                                $    1,780,034                    0
                                                                                ------------------    -----------------
                                                                                     2,376,398            2,601,190
                                                       Less current portion         (1,846,588)            (935,127)
                                                                                ==================    =================
                                                                                $      529,810      $     1,666,063
                                                                                ==================    =================


          Under the terms of certain of the above agreements, the Company is required to comply with certain ratios and covenants. As of March 31, the Company failed to meet certain of these financial covenants. As such, all amounts due under these agreements are classified as current liabilities until the next measurement date.

7.        Preferred Stock
          ---------------

          On May 6, 1996 the Company sold 100,000 shares of Series A Convertible Preferred Stock ("Preferred Stock") in a private placement. The Preferred Stock is convertible into Common Stock at the discretion of the holder at the lesser of (i) 20% discount on the previous five day average closing bid at conversion, or (ii) previous five day average closing bid price at closing. The holder may convert up to 20% of the Preferred Stock every 30 days beginning June 15, 1996. The Preferred Stock is convertible for a term of three years, and accrues dividends at a rate of 7% per annum (dividends are rescinded if the shares are converted in the first year). The holders of the preferred shares do not have any voting rights.

              ---------------------------
          Through March 1997, all 100,000 shares of Series A Preferred Stock had been converted, pursuant to their original terms, into 968,430 shares of Common Stock at an average per share conversion price of $1.08. The terms of the Preferred Stock which provided for a lower conversion price than the quoted market price of the Common Stock at the time of conversion resulted in an aggregate difference of $250,000. Such terms take into account a number of factors affecting value, including the ability to market a significant number of shares of the underlying common stock which were negotiated at the time of the issuance of the Preferred Stock. Due to a recent SEC Staff Announcement regarding the accounting for convertible debt and preferred stock with discounted conversion rates, the difference has now been accounted for as a Preferred Stock dividend. This difference was previously recorded at the carrying amount of the Preferred Stock converted.

8.        Commitments:

          The Company leases its office facilities and certain equipment under operating leases expiring through May 2007. The leases provide for increases based on real state taxes and operating expenses. The Company also leases facilities and equipment on a month-to-month basis.

          Aggregate future minimum rental payments under the above leases are as follows:

          Year ending June 30,
          --------------------

          1998                                           $  890,046
          1999                                           $  893,955
          2000                                           $  898,020
                                                         ----------

                                                         $2,682,021
                                                         ==========




9.        Concentration of Credit Risk
          ----------------------------

          Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash, investments, and trade receivables. The Company places substantially all its cash with major financial institutions, and by policy, limits the amount of credit exposure to any one financial institution. The balances, at times, may exceed federally insured limits. At March 31, 1997, the Company did not exceed the insured limit. At March 31, 1997 four equity investments accounted for approximately 85% of the total investments. Approximately 34% of the Company's accounts receivable, before allowances, was due from two customers at March 31, 1997.

10.       Litigation
          ----------

          The Company may from time to time be party to various legal actions arising during the ordinary course of its business. In addition, the Company is currently involved in the following litigation:

               -----------------------

          On March 4, 1996, Richard Abrons, allegedly on behalf of the Company, and Adrian Jacoby, allegedly on behalf of an affiliate company, Millennia, Inc., formerly known as S.O.I. Industries, Inc. ("Millennia"), brought a purported shareholder derivative lawsuit against the Company's board of directors - Kevin B. Halter, Kevin B. Halter, Jr., Gary C. Evans and James Smith - as well as Halter Capital Corporation and Securities Transfer Corporation. In addition, the Company and Millennia have been joined as "nominal defendants." In the lawsuit, the plaintiffs have alleged breaches of fiduciary duty, fraud, and violations of state securities laws. The plaintiffs seek unspecified actual and exemplary damages, a constructive trust against the assets of the defendants and an accounting of the affairs of the defendants with respect to their dealings with the Company and Millennia. In addition, the plaintiffs have requested a temporary injunction and the appointment of a receiver for the Company and Millennia.

          In 1995, Halter Capital Corporation ("HCC"), in which Kevin B. Halter and Kevin B. Halter, Jr. (the "Halters") are principals, negotiated the satisfaction of $1,217,000 in debt owed to creditors by Millennia's subsidiary, American Quality Manufacturing Corporation ("AQM," since sold). The Halters are also officers and directors of Millennia. HCC satisfied these debts by transferring, in the aggregate, 1,659,000 shares of Millennia common stock it owned to the creditors. To repay HCC for the AQM indebtedness HCC paid, Millennia transferred to HCC 1,622,000 shares of DCT Common Stock it held as an investment. With the payment of DCT Common Stock to HCC and the salaries or other compensation received from Millennia by the Halters, Mr. Evans and Mr. Smith, plaintiffs assert that each breached their duties of loyalty, usurped corporate opportunities and committed gross mismanagement by wrongfully using Millennia and DCT as instruments for their own and HCC's pecuniary gain to the detriment of Millennia, DCT and their shareholders. If any damages are ultimately awarded to the plaintiffs, those damages will be on behalf of, and for the benefit of, the Company and all of its shareholders. If they are successful, the plaintiffs may recover certain attorney's fees and costs. This case is entitled Richard Abrons et al v. Kevin B. Halter et al, Cause No. 96-02169-G, in the 134th Judicial District, Dallas County, Texas. Even though the Company is a nominal defendant in the lawsuit, the Plaintiffs have not sought to recover any damages against the Company. In this type of lawsuit, the Company is joined as a procedural matter to make it a party to the lawsuit.

          All of the defendants have answered and denied the allegations contained in the plaintiffs' Petition. A certain amount of discovery has been conducted by both plaintiffs and defendants. All of the defendants deny all of the material allegations and claims in the Petition, dispute the plaintiffs' contention that it is a proper shareholder derivative action, deny that the plaintiffs have the right to pursue this lawsuit on behalf of the Company and Millennia and are vigorously defending the lawsuit. In addition, the defendants have filed counterclaims against the plaintiffs and third party actions against Blake Beckham, Attorney at Law, Beckham & Thomas, L.L.P., Sanford Whitman, the former CFO of the Company and Jack D. Brown Jr., the former President of the Company, seeking damages in excess of $50 million. In its counterclaim, the Company has asserted that the filing of this lawsuit and the temporary restraining order the plaintiffs caused to be issued in the case resulted in damages to the Company. However, the Company does not believe that the lawsuit will have any further material impact on the operations or financial condition of the Company. Discovery is continuing and the matter has not been set for trial.

          --------------------------

          In February 1996, Convention Tapes International, Inc., a Florida corporation, filed a civil action in the Circuit Court of the 11th Judicial Circuit for Dade County, Florida, against Tapes Unlimited, Inc. and MagneTech Corporation for damages "in excess of $50,000"
          allegedly resulting from breach of contract and warranty, and fraudulent inducement and/or negligent misrepresentation on the part of Tapes Unlimited. MagneTech Corporation is the previous name of the Company, and Tapes Unlimited was an Orlando, Florida subsidiary of the Company from March 1994 until Tapes Unlimited was dissolved in October 1995. Tapes Unlimited ceased operations in June 1995. MagneTech Corporation is a named defendant against whom plaintiff asserts vicarious or successor liability for its alleged damages, claiming that Tapes Unlimited was the "alter ego" or "mere instrumentality" of MagneTech.

          Upon motion of the defendants, in July 1996 the civil action was transferred to the Circuit Court in Orange County, Florida, Case No. CI96-5851.

          As best the Company has been able to determine, in February 1995 Tapes Unlimited duplicated certain videotapes for plaintiff from videotape masters provided by plaintiff. Plaintiff alleges that the duplicates delivered by Tapes Unlimited contained, in part, extraneous and pornographic material which casused plaintiff to lose the business of a certain account, as well as the prospective business of other, unspecified persons. The plaintiff has since ceased doing business.

          The Company currently has pending a motion to dismiss the matter and, therefore, has not filed a substantive response to plaintiff's complaint. Minimal discovery and some settlement discussions occurred in summer of 1996. Until the court rules on the Company's motion to dismiss, it is uncertain whether the Company must even defend the action. Even assuming that the motion to dismiss is denied, the validity or depth of the claim is unknown to the Company. Similarly, the probability of judgment, if any, and the potential range of monetary award thereon, cannot be evaluated until substantive, formal discovery is undertaken. Meanwhile, the Company intends to vigorously defend this matter, procedurally and substantively.

          The Company does not believe that it is currently involved in any pending actions that will have a material adverse effect on its business, financial condition and results of operations.

11.       New Accounting Pronouncements

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines. Some of the changes made to simplify EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision, and (c) revising the contingent share provisions and the supplemental EPS data requirements. SFAS 128 also makes a number of changes to existing disclosure requirements. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not yet determined the impact of the implementation of SFAS 128.

          In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company has not yet determined the impact of the implementation of SFAS 130.

          In June 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Once operating segments have been determined, SFAS 131 provides for a two-tier test for determining those operating segments that would need to be disclosed for external reporting purposes. In addition to providing the required disclosures for reportable segments, SFAS 131 also requires disclosure of certain "second level" information by geographic area and for products/services. SFAS 131 also makes a number of changes to existing disclosure requirements. SFAS 131 is effective for fiscal years beginning after December 15, 1997, with earlier application encouraged. The Company has not yet determined the impact of the implementation of SFAS 131.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering herein contained, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any security other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts herein set forth since the date hereof.


     -----------------------------------
               TABLE OF CONTENTS
                                     Page
Available Information                   3
The Company                             4
Risk Factors                            4
Use of Proceeds                         9
Dividend Policy                        10
Description of Securities              10    DIGITAL COMMUNICATIONS
Plan of Distribution                   13    TECHNOLOGY CORPORATION
Market for Common Stock                14           Prospectus
Management's Discussion and                1,047,448 Redeemable Class A Warrants
  Analysis of Financial Condition          1,831,190 Redeemable Class B Warrants
  and Results of Operations            15    2,878,638 Shares of Common Stock
Business                               24
Description of Property                26
Legal Proceedings                      26
Directors and Executive Officers       28
Executive Compensation                 30
Security Ownership of Certain
  Beneficial Owners and Management     33
Certain Relationships and Related
  Transactions                         34
Legal Matters                          34
Experts                                34
Disclosure of Commission Position
  On Indemnification for
  Securities Act Liabilities           34
Index to Financial Statements          35
---------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS





Item 27.  Exhibits

     5    Legal Opinion

     23.1 Consent of Coopers & Lybrand L.L.P.

     23.2 Consent of Rudolph L. Ennis (included in Exhibit 5)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of August, 1997.

DIGITAL COMMUNICATIONS
TECHNOLOGY CORPORATION

       /s/ Kevin B. Halter
By:  ________________________________
       Kevin B. Halter
       Chairman of the Board

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the date shown.




 /s/ Kevin B. Halter
_____________________________________                August 1, 1997
Kevin B. Halter
Chairman of the Board and Director
(Principal Executive Officer)
and as Attorney-in-Fact for
Douglas  L.  Miller,  Vice  President
and Chief  Financial  Officer  (Principal
Financial Officer and Principal
Accounting Officer); Kevin B. Halter, Jr.,
Vice President,  Secretary  and  Director;
Gary  C.  Evans,  Director;  James  Smith,
Director; and Don R. Benton, Director.

                                  EXHIBIT INDEX

Exhibit                      Sequentially
Number                      Numbered  Page


5             Legal Opinion


23.1          Consent of Coopers & Lybrand L.L.P.

23.2          Consent of Rudolph L. Ennis (included in Exhibit 5)

Exhibit 5

                     [Letterhead of Rudolph L. Ennis, Esq.]

August 1, 1997

Digital Communications Technology Corporation
16910 Dallas Parkway, Suite 100
Dallas, Texas 75248

  Re:  Registration Statement on Form SB-2
       Class A Warrants, Class B Warrants and Shares of Common Stock

Ladies and Gentlemen:

In connection with your registration on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,047,448 Redeemable Class A Warrants and 1,831,190 Redeemable Class B Warrants (the "Warrants"), issuable as a dividend to holders of the Common Stock of the Company, and of 2,878,638 Shares of Common Stock (the "Common Stock"), issuable upon exercise to holders of the Warrants, it is my opinion that:

     (i) the Company has the authority to issue the Warrants and the Common Stock in the manner and under the terms set forth in the Registration Statement;

     (ii) the Warrants have been duly authorized and, when issued and delivered in accordance with their terms, will be validly issued, fully paid and non-assessable; and

     (iii) the Common Stock has been duly authorized and, when issued, delivered and paid for upon exercise by holders of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.


I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and its use as a part of the Registration Statement.


 Very truly yours,

 /s/ Rudolph L. Ennis
---------------------------------
Rudolph L. Ennis
General Counsel of the Company

Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form SB-2 of our report dated August 23, 1996 on our audits of the consolidated financial statements of Digital Communication Technology Corporation and Subsidiaries. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand L.L.P.
- -----------------------------
Coopers & Lybrand L.L.P.
Miami, Florida

August 1, 1997